UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

CHENIERE ENERGY, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Standard Time on January 30, 2009

PLACE	Cheniere Energy, Inc. Board Room
700 Milam Street, Suite 800
Houston, Texas 77002

ITEMS OF BUSINESS	• To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of shares of authorized common stock of the Company from 120,000,000 to 240,000,000.

• To consider and act upon Amendment No. 4 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 11,000,000 to 21,000,000, increase the maximum number of shares that can be granted to any one individual during a calendar year from 1,000,000 to 3,000,000 and to add an additional permissible business criteria pursuant to which Performance Awards may be granted under the plan.

• To transact other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on December 1, 2008.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or, in certain cases, by voting on the Internet or by telephone. See details under the heading “How do I vote if I am a stockholder of record?” or “How do I vote if I am a beneficial owner?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement, including the Notice of Special Meeting of Stockholders and 2007 Annual Report on Form 10-K, available on our website at

http://www.cheniere.com/corporate/2009_special_meeting.shtml.

BY ORDER OF THE BOARD OF DIRECTORS

Anne V. Vaughan Corporate Secretary

December 22, 2008

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at a Special Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend the Special Meeting of Stockholders (“Meeting”) on January 30, 2009, beginning at 9:00 a.m., Central Standard Time. The Meeting will be held in the Boardroom at Cheniere’s corporate offices, 700 Milam Street, Suite 800, Houston, Texas 77002.

This Notice of Special Meeting of Stockholders, Proxy Statement and proxy card are being mailed to stockholders starting December 22, 2009.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of December 1, 2008, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of December 1, 2008, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on December 1, 2008 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were 50,697,308 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Special Meeting of Stockholders, Proxy Statement and proxy card have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Special Meeting of Stockholders, Proxy Statement and proxy card have been forwarded

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to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote if I am a stockholder of record?

You may vote either by mail or in person.

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

If the prepaid envelope is missing, please mail your completed proxy card to Cheniere Energy, Inc., c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, RI 02940-5068.

In Person at the Meeting

All stockholders of record on December 1, 2008, may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person.

How do I vote if I am a beneficial owner?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

By telephone or on the Internet

The availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. You must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding questions.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available

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at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Abstentions and “broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to amend the Restated Certificate of Incorporation and Proposal 2 to adopt Amendment No. 4 to the Amended and Restated 2003 Stock Incentive Plan.

Proposal 1 to amend the Restated Certificate of Incorporation will require the affirmative vote of at least a majority of the Company’s outstanding shares of common stock.

Proposal 2 to adopt Amendment No. 4 to the Amended and Restated 2003 Stock Incentive Plan will (i) require the affirmative vote of at least a majority of the Company’s shares that are entitled to vote and are present at the meeting and (ii) be subject to the approval by the stockholders of Proposal 1.

Broker non-votes and abstentions with respect to Proposal 1 to amend the Restated Certificate of Incorporation will have the same effect as a vote against the proposal. Broker non-votes will have no effect on Proposal 2 to adopt Amendment No. 4 to the Amended and Restated 2003 Stock Incentive Plan. Abstentions will have the same effect as a vote against Proposal 2.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired The Altman Group to solicit proxies. We will pay The Altman Group a fee of $9,500 plus expenses, for these services.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on January 30, 2009.

The Proxy Statement, including the Notice of Special Meeting of Stockholders and 2007 Annual Report on Form 10-K for the year ending December 31, 2007, are available on our website at http://www.cheniere.com/corporate/2009_special_ meeting.shtml

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PROPOSAL 1 — APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Our Restated Certificate of Incorporation currently authorizes us to issue up to 120,000,000 shares of common stock, $.003 par value, and 5,000,000 shares of preferred stock, $.001 par value. The Board of Directors has adopted, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 120,000,000 shares to 240,000,000 shares. Attached hereto as Exhibit A is the amendment, as approved by the Board of Directors and as submitted to our stockholders for their approval.

As of December 1, 2008, of the 120,000,000 shares of common stock presently authorized, 50,697,308 shares were issued and outstanding, 5,422,860 shares were reserved for issuance under our stock plans, 9,175,595 shares were reserved for issuance under our $325,000,000 convertible notes due 2012, 50,000,000 shares were reserved for issuance under a convertible loan agreement entered into in August 2008 and 4,704,237 shares were not reserved for any specific use and were available for future issuance. In addition, in this Proxy Statement we are seeking the approval from the stockholders to increase the number of shares of common stock available for issuance under the 2003 Plan from 11,000,000 shares to 21,000,000 shares (see Proposal 2 beginning on page 2 of this Proxy Statement). If our stockholders approve Proposals 1 and 2, we will have 114,704,237 shares of common stock that are not reserved for any specific use and are available for future issuances.

The Board of Directors believes that the 4,704,237 shares of common stock that are not reserved for any specific use and which currently are available for issuance do not provide the Company with sufficient flexibility to act in a timely manner in meeting future stock needs. We anticipate that the Company may in the future need to issue additional shares in connection with one or more of the following:

•	incentive and employee benefit plans;

•	strategic investments;

•	financing transactions, such as public offerings of common stock or convertible securities; and

•	otherwise for corporate purposes that have not yet been identified.

In order to provide the Board of Directors with certainty and flexibility to undertake such transactions to support the Company’s future business growth, the Board of Directors believes that it is in the best interests of the Company at this time to increase the number of authorized shares of our common stock. Although the Board of Directors and the Compensation Committee have begun considering compensation matters for 2009 and thereafter, no decisions have been made about equity grants under the 2003 plan relating thereto for executive officers of the Company.

If this Proposal 1 is adopted, the additional authorized shares of common stock may be issued upon the approval of the Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies or any exchange or quotation service on which our common stock may then be listed. The ability of the Board of Directors to issue shares from the additional authorized shares will allow the Board of Directors to perform the functions for which they are currently empowered under our Restated Certificate of Incorporation and Amended and Restated By-laws in executing certain transactions, such as acquisitions, investments, or other transactions, pursuant to which such additional authorized shares could be issued without further stockholder approval of the specific transaction.

Our stockholders do not have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each stockholder who does not purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by our existing stockholders will represent a smaller percentage ownership interest in the Company. In addition, the issuance of additional shares of our common stock could result in a decrease in the trading price of our common stock, depending on the price at which such shares are issued.

Recommendation of the Board of Directors

The Board of Directors unanimously approved the amendment to our Restated Certificate of Incorporation and has determined that such amendment is advisable and in the best interests of the Company and our stockholders. The Board of Directors recommends a vote FOR approval of the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 240,000,000 shares.

PROPOSAL 2 — APPROVAL OF AMENDMENT NO. 4 TO THE CHENEIRE ENERGY, INC. AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

The Board of Directors unanimously adopted the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) in November 2003, and the stockholders approved the 2003 Plan in January 2004. The 2003 Plan was amended and restated in September 2005. The stockholders approved an increase in the number of shares of common stock available for issuance under the 2003 Plan in February 2005 and in May 2006.

Proposed Amendment

On November 18, 2008, the Board of Directors adopted Amendment No. 4 to the 2003 Plan (“Amendment No. 4”). Amendment No. 4 effects an increase in the number of shares of common stock available for issuance under the 2003 Plan from 11,000,000 shares to 21,000,000 shares (subject to adjustment for stock dividends, stock splits and certain other changes in capitalization, pursuant to the terms of the 2003 Plan), an increase to the maximum number of shares that can be granted to any one individual during a calendar year from 1,000,000 to 3,000,000 shares of common stock and adds an additional business criteria relating to contracted LNG quantity to the list of permissible business criteria pursuant to which Performance Awards may be granted under the 2003 Plan. The Board of Directors adopted Amendment No. 4 to ensure that there will be a sufficient reserve of shares to permit further award grants under the 2003 Plan to employees, consultants and non-employee directors at levels to be determined by management and the Compensation Committee.

Approval of Amendment No. 4 (i) requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matter and are present at the Meeting and (ii) is subject to the approval by the stockholders of Proposal 1. If the stockholders approve Proposal 1 and Proposal 2, Amendment No. 4 will be effective as of the date of the adoption by the stockholders. Attached hereto as Exhibit B is Amendment No. 4 to the 2003 Plan, as approved by the Board of Directors and as submitted to our stockholders for their approval.

Summary of the 2003 Plan

Below is a summary of the terms of the 2003 Plan, as amended by Amendment No. 4, which is qualified in its entirety by reference to the full text of the 2003 Plan, which may be obtained, at no cost, from the Company.

Purpose of the 2003 Plan

The 2003 Plan is designed to promote the interests of the Company and our stockholders by encouraging employees, consultants and non-employee directors of the Company or its affiliates to acquire or increase their equity interests in the Company, thereby giving them added incentive to work toward the continued growth and success of the Company. A further purpose of the 2003 Plan is to enable the Company and its affiliates to better compete for the services of the individuals needed for the continued growth and success of the Company. Accordingly, the 2003 Plan provides for the following:

•	discretionary grants to employees of the Company or our affiliates of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Code; and

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discretionary grants to employees, consultants, and non-employee directors of the Company or our affiliates of (a) stock options that do not constitute Incentive Stock Options (“Non-qualified Stock Options”), (b) shares of common stock for a cash purchase price not greater than the fair market value of such shares (“Purchased Stock Awards”), (c) the right to receive shares of common stock or cash payments, each up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of a share of common stock on the date the stock appreciation right was granted (“Stock Appreciation Rights”), (d) shares of common stock (“Bonus Stock Awards”), (e) the right to receive a specified number of shares of common stock or cash equal to the fair market value of a specified number of shares of common stock at the end of a Restricted Period (as defined in the 2003 Plan) or on the last day of a specified deferral period (“Phantom Stock Awards”), (f) shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”), (g) cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (h) other stock or performance-based awards (“Other Stock or Performance-Based Awards”).

We believe that the 2003 Plan is a valuable compensation component for the Company and can help further the success of the Company by aligning the interests of our employees, officers, directors and consultants with those of the Company and stockholders through ownership of the Company’s common stock.

Historical Grant Information

As of December 1, 2008, there were 1,886,976 shares of common stock available for issuance under the 2003 Plan. An aggregate of 1,194,577 stock options were outstanding under the 2003 Plan on December 1, 2008. Based on 50,697,308 shares of common stock issued and outstanding as of December 1, 2008, the shares subject to existing stock options and the shares currently available for issuance under the 2003 Plan represent approximately 6% of the Company’s outstanding shares.

Administration

The 2003 Plan is administered by the Compensation Committee or, if there is no Compensation Committee, the Board of Directors. With respect to any award granted to a Covered Employee that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, the Section 162(m) Subcommittee, which is comprised solely of two or more non-employee directors who also qualify as “outside directors” (as described under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), makes performance-based award decisions (such Committee or the Compensation Committee, as applicable, the “Committee”). A Covered Employee is the Chief Executive Officer of the Company and each other officer of the Company that is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to awards.

The Committee has full authority, subject to the terms of the 2003 Plan, to establish rules that it deems relevant for the proper administration of the 2003 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

The Board has established an Equity Grant Committee and has appointed Charif Souki, Chairman of the Board, Chief Executive Officer and President of the Company, as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant Restricted Stock Awards and stock options to eligible employees and consultants (other than Covered Employees). Restricted Stock Awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. Stock option awards made by the Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation Committee periodically ratifies all stock options and Restricted Stock Awards granted by the Equity Grant Committee.

Eligibility

All employees, consultants, and non-employee directors of the Company and our affiliates are eligible to participate in the 2003 Plan. The selection of those employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Purchased Stock Awards, Stock Appreciation Rights, Bonus Stock Awards, Phantom Stock Awards, Restricted Stock Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or our affiliates. As of December 1, 2008, there were approximately 215 employees, 1 consultant and 11 non-employee directors eligible to participate in the 2003 Plan.

Term of 2003 Plan

The 2003 Plan became effective on January 29, 2004. If not sooner terminated, the 2003 Plan will terminate after the tenth anniversary of the effective date, and no further awards may be granted thereafter. The Board of Directors, in its discretion, may terminate the 2003 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Term of Awards

The term of any stock option, Stock Appreciation Right, Phantom Stock Award or Restricted Stock Award may not exceed a period of ten years.

Stock Options

a. Term of Option. The term of each stock option is as specified by the Committee at the date of grant but cannot exceed ten years.

b. Acceleration of Vesting. Unless an individual award agreement provides otherwise, stock options vest upon termination by the Company without cause or by the participant with good reason, termination for any reason within one year of a change of control, termination upon death or disability or such other events as the Committee determines.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares on the date that the stock option is granted.

d. Special Rules for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the stock option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the stock option is granted.

e. Size of Grant. Subject to the aggregate maximum number of shares available to be granted under the 2003 Plan, the number of shares for which a stock option is granted to an employee, consultant or non-employee director is determined by the Committee. The Committee may adjust the number and kind of shares for which a stock option is granted to reflect certain corporate transactions and changes in capitalization.

f. Status of Stock Options. The status of each stock option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the stock options with respect to the excess shares are Non-qualified Stock Options. All stock options granted to consultants and non-employee directors are Non-qualified Stock Options.

g. Payment. The Committee may determine the method by which the stock option price may be paid upon exercise, including in cash, check, other shares of Common Stock or stock options to purchase Common Stock owned by the optionee. The 2003 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of a stock option.

h. Amendment. The Committee may amend an exercisable stock option with the consent of the optionee. As to stock options not immediately exercisable, the Committee may accelerate the terms at which such stock options may be exercised. The Committee may also grant new stock options in exchange for outstanding stock options having a lower exercise price than the surrendered stock options.

i. Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, pursuant to a domestic relations order, or with the consent of the Committee, for estate planning purposes to one or more immediate family members or related family trusts or partnerships or similar entities.

j. Reload Options. In the discretion of the Committee, a Non-qualified Stock Option may include a right which entitles the participant, upon (i) the exercise of such stock option prior to termination of employment or service and (ii) payment of the exercise price in shares of common stock owned for at least six months, to receive a new Non-qualified Stock Option called a “Reload Option” to purchase shares of common stock equal to the number of whole shares delivered in payment of the exercise price at the fair market value per share of common stock on the date of exercise of the original Non-qualified Stock Option.

k. Limitations on Exercise. No Incentive Stock Option may be exercised more than (i) three months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability. No Non-qualified Stock Option may be exercised more than (i) six months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability.

l. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Non-qualified Stock Options and Incentive Stock Options under the 2003 Plan.

Purchased Stock Awards

a. Eligible Persons. The Committee has authority to sell shares of common stock to such employees, consultants and non-employee directors as it selects.

b. Purchase Price. The purchase price per share is determined by the Committee, but cannot exceed the fair market value per share at the time of purchase. The purchase price is to be paid in cash.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Purchased Stock Awards under the 2003 Plan.

Stock Appreciation Rights

a. Rights Related to Stock Options. A Stock Appreciation Right granted in connection with a stock option entitles the participant to surrender all or part of the stock option for a cash payment at such time and to the extent such stock option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related stock option is transferable.

b. Rights Without Stock Options. A Stock Appreciation Right granted independently of a stock option is exercisable as determined by the Committee and set forth in the applicable award agreement.

c. Terms. The Committee determines at the date of grant the times at which and the circumstances under which a Stock Appreciation Right may be exercised (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether the Stock Appreciation Right is in combination with another award, and any other terms and conditions of any Stock Appreciation Right.

d. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Stock Appreciation Rights under the 2003 Plan.

Bonus Stock Awards

The Committee may grant shares of common stock to employees, consultants and non-employee directors on terms and conditions established by the Committee, which grant shall constitute a transfer of unrestricted shares of common stock to such recipients without payment.

Phantom Stock Awards

a. Restrictions and Forfeiture. Phantom Stock Awards under the 2003 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Phantom Stock Award terminates if the recipient’s employment with or service to the Company terminates during the applicable restricted or deferral period, except as otherwise determined by the Committee or set forth in any agreement pertaining to a Phantom Stock Award.

b. Performance Goals. If the Committee determines a Phantom Stock Award constitutes performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of the award shall, in the Committee’s discretion, be subject to the achievement of performance goals.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Phantom Stock Awards under the 2003 Plan.

Restricted Stock Awards

a. Transfer Restrictions and Forfeiture Obligations. Restricted Stock Awards are subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Committee. Prior to the lapse of such restrictions, the participant may not transfer such shares. The Company may purchase or recover such shares for the amount of cash paid therefore, if any, if (i) the participant terminates his or her employment with or service to the Company prior to the lapse of such restrictions, subject to accelerated vesting or (ii) the Restricted Stock Award is forfeited by the participant pursuant to the terms of the award. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all of the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends or other distributions paid with respect to such shares.

b. Accelerated Vesting. Unless the individual award agreement provides otherwise, any unvested shares of a Restricted Stock Award vest if the participant’s employment with or service to the Company is terminated without cause by the Company, the participant terminates his or her employment with or service to the Company for good reason or the participant is terminated for any reason within one year of a change of control or due to death or disability.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Restricted Stock Awards under the 2003 Plan.

Performance Awards

a. Performance Period. The Committee may grant Performance Awards under the 2003 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. Performance Awards are granted based on performance criteria measured over a period of not less than one year and not more than three years.

b. Performance Measures. The Committee uses one or more of the following business criteria in establishing performance goals for Performance Awards with respect to the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company: earnings per share; increase in revenues; increase in cash flow; increase in cash flow return; return on net assets; return on assets; return on investment; return on equity; economic value added; gross margin; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; earnings before taxes and depreciation; pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; operating income; stock price measures (including growth measures and total stockholder return); price per share of common stock; debt reduction; or any of the above goals determined on an absolute or relative basis as compared to the performance of a published or special index deemed applicable by the Committee.

c. Payment. Following the end of the performance period, the Committee determines and certifies in writing the amount payable to the holder of the Performance Award based on the achievement of the performance measures for such performance period. Payments are made in cash, common stock or a combination thereof as determined by the Committee. The Committee may exercise its discretion to increase amounts payable under any Performance Award except for awards designed to comply with Section 162(m) of the Code.

d. Performance Awards Under Section 162(m) of the Code. A Performance Award granted to a person designated by the Committee who is likely to be a Covered Employee constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code, and the terms of such awards are to be interpreted consistently with Section 162(m).

e. Other Terms and Conditions. The Committee may establish other terms and conditions for Performance Awards under the 2003 Plan.

Other Stock or Performance-Based Awards

a. General. The Committee may grant to employees, consultants and non-employee directors Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or cash.

b. Other Terms and Conditions. The Committee may establish other terms and conditions for Other Stock or Performance-Based Awards under the 2003 Plan.

Amendments

The Board of Directors may amend, suspend or terminate the 2003 Plan; however, any change that would terminate an award or impair the rights of a participant in any material respect with respect to an award previously granted requires the participant’s consent. Furthermore, any amendment which would constitute a “material revision” of the 2003 Plan (as that term is used in the rules of the NYSE Alternex US (“NYSE Alternex”)) is subject to stockholder approval.

Federal Income Tax Aspects of the 2003 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2003 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant of an Incentive Stock Option. The optionee would recognize no ordinary taxable income upon exercise of an Incentive Stock Option or later disposition of shares acquired pursuant to his or her exercise of an Incentive Stock Option if the optionee (a) does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the stock option was granted or within the one-year period beginning on the date that the stock option was exercised (collectively, the “holding period”) and (b) is an employee of the Company or any of our subsidiaries at all times beginning on the day of grant and ending on the day three months before the date of exercise. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the alternative minimum taxable income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option or the disposition of the shares so acquired. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2003 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and/or the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Restricted Stock Awards. The recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses and the individual vests in the underlying shares, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Restricted Stock Award, other than a share for which the Section 83(b) election is made as discussed below, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Upon a subsequent disposition of Restricted Stock Award shares for which the Section 83(b) election is made, the difference between the fair market value of the shares on the disposition date and the fair market value of the shares on the date of grant would be treated as a capital gain or loss.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or

Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”)) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the individual and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual. The Company will be entitled to a deduction for a corresponding amount. Upon a subsequent disposition of the shares received pursuant to a Bonus Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Purchased Stock Awards. In general, a participant who is given the right to purchase stock at fair market value does not recognize taxable income, and the Company is not entitled to a deduction until such right is exercised. If and when stock is purchased by a participant at less than its fair market value at the date of purchase, the participant recognizes income and the Company receives a deduction for the amount of the difference. Upon a subsequent disposition of the shares received pursuant to a Purchased Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the purchase date would be treated as a capital gain or loss.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its three other highest-paid executives (excluding the chief executive officer and chief financial officer). However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation expense generated in connection with the exercise of stock options granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. Furthermore, the Company believes that compensation expense generated in connection with Performance Awards granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. The 2003 Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards or Phantom Stock Awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Code with respect to a Restricted Stock Award, if the lapse of the forfeiture restrictions relating to a Restricted Stock Award or Phantom Stock Award granted by the Committee is based solely upon the satisfaction of one of the performance criteria set forth in the 2003 Plan, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the Restricted Stock Award or Phantom Stock Award becomes vested. However, compensation expense deductions relating to Restricted Stock Awards or Phantom Stock Awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the Restricted Stock Award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based solely upon continued service with the Company). Furthermore, the income generated in connection with all awards granted under the 2003 Plan by the Equity Grant Committee will not qualify as performance-based compensation and, accordingly, the Company’s deduction for such compensation may be limited by Section 162(m) of the Code.

The 2003 Plan is not qualified under Section 401(a) of the Code.

Section 409A of the Internal Revenue Code

Some awards issued under the 2003 Plan may be considered non-qualified deferred compensation that is subject to special rules under Section 409A of the Code. In such event, the Committee will generally design and administer such award to comply with the rules of Section 409A; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the 2003 Plan.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2003 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Plan Awards

On November 21, 2008, the Compensation Committee approved an aggregate grant of 1.7 million shares of restricted stock under the 2003 Plan to non-officer employees effective December 15, 2008 (the “2008 Employee Grants”). The following table sets forth the number of shares of restricted stock issuable under the 2008 Employee Grants and the number of shares issuable upon the exercise of outstanding stock options issued under the 2003 Plan to the following persons: (i) each of the named executive officers as of December 31, 2007, (ii) all current executive officers, as a group, (iii) all current directors who are not executive officers, as a group, and (iv) all employees, including all current officers who are not executive officers, as a group. Discretionary grants to officers, directors and employees are permitted under the 2003 Plan and are not determinable at this time.

New Plan Benefits

Name and Position	Number of shares Underlying Outstanding Stock Options	Number of shares of Restricted Stock underlying 2008 Employee Grants
Charif Souki Chairman, Chief Executive Officer and President	—	—
Stanley C. Horton (1) Former President and Chief Operating Officer	—	—
Zurab S. Kobiashvili Senior Vice President and General Counsel	—	—
Jonathan S. Gross (2) Former Senior Vice President – Exploration	200,000	—
Don A. Turkleson Senior Vice President and Chief Financial Officer	—	—
Executive Group, 7 persons total,	168,734	—

Non-Executive Director Group	50,000	—

Non-Executive Officer Employee Group	544,953	1,702,600

(1)	Mr. Horton resigned from the Company in April 2008.

(2)	Mr. Gross was terminated from the Company effective July 31, 2008.

Recommendation of the Board of Directors

The Board of Directors unanimously approved Amendment No. 4 to the 2003 Plan and believes Amendment No. 4 is in the best interests of the Company and our stockholders. The Board of Directors recommends that the stockholders approve Amendment No. 4 to the 2003 Plan and, accordingly, recommends a vote FOR Proposal 2.

Equity Compensation Plan Information

The following table provides information about our compensation plans as of December 31, 2007. The equity compensation plans approved by our stockholders include the Cheniere Energy, Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) and the 2003 Plan.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	4,441,675	$38.84	1,664,490
Equity compensation plans not approved by security holders	—	—	—

Total	4,441,675	$38.84	1,664,490

In 1997, we established the 1997 Plan, which was amended and restated in September 2005. The 1997 Plan allowed for the issuance of stock options to purchase up to 5,000,000 shares of common stock. Substantially all of the shares authorized under the 1997 Plan have been awarded, and no further grants will be made under the 1997 Plan. As of December 1, 2008, 69,952 shares were reserved for the exercise of stock options under the 1997 Plan. All stock options granted under the 1997 Plan have exercise prices equal to or greater than the fair market value of common stock at the date of grant.

SECURITY OWNERSHIP

As of December 1, 2008, there were 50,697,308 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, named executive officers as set forth in the Summary Compensation Table below, and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of December 1, 2008, by each current director, by each person who was a named executive officer as of December 31, 2007 and by all current directors and executive officers of Cheniere as a group. On December 1, 2008, the directors and executive officers of the Company beneficially owned an aggregate of 3,210,011 shares of common stock (approximately 6.3% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. (“Cheniere Partners”) owned of record or beneficially as of December 1, 2008, by each current director, by each person who was a named executive officer of the Company as of December 31, 2007 and by all current directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Partners through its wholly-owned subsidiaries, Cheniere LNG Holdings, LLC, Cheniere Subsidiary Holdings, LLC, Cheniere Common Units Holding, LLC and Cheniere Energy Partners GP, LLC. As of December 1, 2008, there were 26,416,357 common units, 135,383,831 subordinated units and 3,302,045 general partner units of Cheniere Partners outstanding, respectively.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	572,552		1.1%	323,496	(13)	1.5%
Walter L. Williams	333,448	(4)	*	5,388		*
Don A. Turkleson	178,433	(5)	*	25,000	(14)	*
Keith F. Carney	289,916	(6)	*	20,000		*
Nuno Brandolini	215,417	(7)	*	5,000		*
Paul J. Hoenmans	210,417		*	—		*
David B. Kilpatrick	178,582		*	—		*
Zurab S. Kobiashvili	145,235		*	—		*
John M. Deutch	78,842	(8)	*	5,000		*
J. Robinson West	61,888	(9)	*	—		*
Vicky A. Bailey	45,471	(10)	*	300		*
Jason G. New	—		*	—		*
Jonathan S. Gross (2)	185,145	(11)	*	7,500	(15)	*
Stanley C. Horton (3)	—		*	—		*
D. Dwight Scott	—		*	—		*
All directors and executive officers as a group (17 persons)	3,210,011	(12)	6.3%	384,184		1.5%

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Mr. Gross was terminated from the Company effective July 31, 2008.

(3)	Mr. Horton resigned from the Company in April 2008.

(4)	Includes 10,000 shares owned by Mr. Williams’ wife and 200,000 shares held in a grantor retained annuity trust. All of the shares are held in a margin account.

(5)	Includes 31,370 shares held in grantor retained annuity trusts. Some of the shares are held in a margin account.

(6)	Some or all of the shares held by Mr. Carney are held in a margin account.

(7)	Includes 2,000 shares held by Mr. Brandolini’s wife. Some or all of the shares are held in a margin account.

(8)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch.

(9)	Includes 30,000 shares issuable upon exercise of currently exercisable stock options held by Mr. West.

(10)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(11)	Includes 185,145 shares held indirectly by Mr. Gross through a trust.

(12)	Includes an aggregate of 222,800 shares issuable upon exercise of currently exercisable stock options.

(13)	Includes 283,100 units owned by Mr. Souki’s wife.

(14)	Some of these units are subject to and are collateral for a credit facility.

(15)	Includes 7,500 units held indirectly by Mr. Gross through a trust.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our common stock as of December 1, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Paulson & Co. Inc. 590 Madison Avenue New York, New York 10022	7,524,085	(1)	14.8%
Fir Tree, Inc. 505 Fifth Avenue 23rd Floor New York, New York 10017	4,493,813	(2)	8.9%
Fir Tree Value Master Fund, L.P. c/o Admiral Administration, Ltd. Admiral Financial Center, 5th Floor 90 Fort Street, Box 32021 SMB Grand Cayman, Cayman Islands	3,923,409	(2)	7.7%
Orbis Investment Management Limited 34 Bermudiana Road Hamilton, HM 11, Bermuda	7,831,159	(3)	15.4	%(3)
Pendragon Capital LLP Berkeley Square House 4-19 Berkeley Square London W1J 6BR United Kingdom	2,943,090	(4)	5.8%
SRM Global Master Fund Limited Partnership PO Box 309 GT, Ugland House South Church Street George Town Grand Caymon Cayman Islands	4,246,605	(5)	8.4%
Credit Suisse Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	3,892,199	(6)	7.7%
The Bear, Stearns Companies Inc. 383 Madison Avenue New York, New York 10179	2,985,600	(7)	5.9%

*	Less than 1%.

(1)

Information is based on a Form 4 filed with the SEC by Paulson & Co. Inc. (“Paulson”) on October 29, 2008. Paulson states that it is an investment advisor registered under the Investment Advisor Act of 1940 and is the investment manager of Paulson Partners, L.P. (276,939 shares), Paulson Partners Enhanced L.P. (400,242 shares), Paulson International Ltd. (1,011,912 shares), Paulson Advantage Select Ltd. (12,386 shares), Paulson Advantage Master Ltd. (717,444 shares), Paulson Advantage Plus Master Ltd. (2,018,580 shares) and Paulson Enhanced Ltd. (2,542,698 shares) (collectively, the “Funds”) and to accounts managed separately by Paulson (“Separately Managed Accounts”) (543,884 shares). Paulson is also the controlling person of Paulson Advisers LLC, the managing general partner of each of Paulson Partners, L.P. and Paulson Partners

Enhanced L.P. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the Funds and the Separately Managed Accounts.

(2)	Information is based on a Schedule 13G/A filed with the SEC by Fir Tree Value Master Fund, L.P. (“Fir Tree Value”), Fir Tree Capital Opportunity Master Fund, LP (“Fir Tree Capital Opportunity”) and Fir Tree, Inc. (“Fir Tree”) on February 2, 2008. Fir Tree is the investment manager of both Fir Tree Value and Fir Tree Capital Opportunity and has been granted discretion over portfolio investments held by each of Fir Tree Value and Fir Tree Capital Opportunity. Fir Tree Value and Fir Tree Capital Opportunity are the beneficial owners of 3,923,409 shares (3,659,009 of which are shares held by Fir Tree Value and 264,400 of which are shares purchasable upon the exercise of American-style call options held by Fir Tree Value) and 570,404 shares (524,804 of which are shares held by Fir Tree Capital Opportunity and 45,600 of which are shares purchasable upon the exercise of American-style call options held by Fir Tree Capital Opportunity), respectively. Fir Tree may be deemed to beneficially own the shares of common stock held by Fir Tree Value and Fir Tree Capital Opportunity as a result of being the investment manager of Fir Tree Value and Fir Tree Capital Opportunity.

(3)	Information is based on a Schedule 13G/A filed with the SEC by Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”) on February 8, 2008. OIML is the beneficial owner of 7,831,159 shares and OAML is the beneficial owner of 58,742 shares. OIML and OAML state that they have shared voting power as to 125,852 shares. An acquisition of shares of common stock by the Company in 2007 reduced the number of outstanding shares of common stock of the Company and increased the proportionate number of shares beneficially owned by OIML to more than 15% of the outstanding shares of Common Stock of the Company.

(4)	Information is based on a Schedule 13G/A filed with the SEC by Pendragon Capital LLP (“Pendragon Capital”) on February 13, 2008. Pursuant to management agreements between funds for which Pendragon Capital serves as investment manager (the “Funds”), Pendragon Capital may be deemed to have voting and dispositive power over shares held by the Funds. Pendragon Capital may be deemed to be the beneficial owner of 2,943,090 shares held by the Funds.

(5)	Information is based on a Schedule 13D/A filed with the SEC by SRM Fund Management (Cayman) Limited (the “Investment Manager”) on October 10, 2008. SRM Global Fund General Partner Limited (the “General Partner”) is the general partner of the SRM Global Master Fund Limited Partnership (the “SRM Master Fund”) and may be deemed to own 4,246,605 shares by virtue of its position as general manager of the SRM Master Fund. The Investment Manager serves as investment manager of the SRM Master Fund and may be deemed to own 4,246,605 shares by virtue of its position as investment manager to the SRM Master Fund. Jonathan Wood is a director and majority owner of the Investment Manager and may be deemed to own 4,246,605 shares by virtue of his position as a director and majority owner of the Investment Manager. The SRM Master Fund, the General Partner, the Investment Manager and Jonathan Woods each has stated that it has shared voting power and shared dispositive power as to 4,246,605 shares.

(6)	Information is based on a Schedule 13G/A filed with the SEC by Credit Suisse, on behalf of its Investment Banking division, on February 14, 2008. Credit Suisse states that it has shared voting power and shared dispositive power as to 3,892,199 shares.

(7)	Information is based on a Schedule 13G filed with the SEC by The Bear, Stearns Companies Inc. (“Bear Stearns”) on February 15, 2008. Bear Stearns states that it has shared voting power and shared dispositive power as to 2,985,600 shares.

DIRECTOR COMPENSATION

The compensation paid to our directors for the year ended December 31, 2007, is set forth in the following director compensation table:

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey (3)	$65,000	$69,331	—	—	—	—	$134,331
Nuno Brandolini (4)	—	$219,784	—	—	—	—	$219,784
Keith F. Carney (5)	—	$249,345	—	—	—	$2,514	$251,859
John M. Deutch (6)	—	$122,301	—	—	—	—	$122,301
Paul J. Hoenmans (7)	—	$219,784	—	—	—	—	$219,784
David B. Kilpatrick (8)	—	$249,345	—	—	—	—	$249,345
J. Robinson West (9)	—	$231,563	—	—	—	—	$231,563

(1)	During 2007, Charif Souki and Walter L. Williams were executive officers of the Company and did not receive additional compensation for service as directors. Mr. New and Mr. Scott became directors of the Company in August 2008.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R). For discussion of valuation assumptions, see footnote 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s 2007 Annual Report on Form 10-K filed with the SEC on February 27, 2008.

(3)	Ms. Bailey was granted 2,204 shares of restricted stock in 2007 with a grant date fair value of $80,027. As of December 31, 2007, she held a total of 25,000 stock options and 3,778 shares of restricted stock.

(4)	Mr. Brandolini was granted 4,407 shares of restricted stock in 2007 with a grant date fair value of $160,018. As of December 31, 2007, he held a total of 8,711 shares of restricted stock.

(5)	Mr. Carney was granted 4,958 shares of restricted stock in 2007 with a grant date fair value of $180,025. As of December 31, 2007, he held a total of 10,123 shares of restricted stock. Mr. Carney also had use of an office and parking space at the Company’s headquarters during 2007. The pro rata amount of office lease expense related to that space was approximately $1,989 and the parking expense was approximately $525.

(6)	Mr. Deutch was granted 4,682 shares of restricted stock in 2007 with a grant date fair value of $170,003. As of December 31, 2007, he held a total of 25,000 stock options and 6,256 shares of restricted stock.

(7)	Mr. Hoenmans was granted 4,407 shares of restricted stock in 2007 with a grant date fair value of $160,018. As of December 31, 2007, he held a total of 8,711 shares of restricted stock.

(8)	Mr. Kilpatrick was granted 4,958 shares of restricted stock in 2007 with a grant date fair value of $180,025. As of December 31, 2007, he held a total of 100,000 stock options and 10,123 shares of restricted stock.

(9)	Mr. West was granted 4,958 shares of restricted stock in 2007 with a grant date fair value of $180,025. As of December 31, 2007, he held a total of 30,000 stock options and 9,262 shares of restricted stock.

During the fiscal year ended December 31, 2007, the Board of Directors approved compensation, payable as of May 29, 2007, of $160,000 to non-employee directors for service for the period from the 2007 Annual Meeting through the 2008 Annual Meeting (the “2007 Period”). During 2008, the Board of Directors approved compensation, payable as of June 16, 2008, of $160,000 to non-employee directors for the period from the 2008 Annual Meeting through the 2009 Annual Meeting (the “2008 Period”). For both the 2007 Period and the 2008 Period, the Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued for the 2007 Period was determined based on the closing price of the Company’s common stock as reported on the NYSE Alternext on the date of grant on May 29, 2007 ($36.31). The number of shares of restricted stock issued for the 2008 Period was determined based on the closing price of the Company’s common stock as reported on the NYSE Alternext on the date of grant on June 16, 2008 ($5.03). The directors’ restricted stock vests on the first anniversary of the date of grant. When an individual is initially elected as a director, it is the Board’s practice to grant 25,000 fully vested stock options with a term of ten years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This Compensation Discussion and Analysis was originally approved by the Compensation Committee as of February 15, 2008. Due to significant changes within our organization since then, this discussion has been updated to include items that have impacted our executives’ compensation through the date of the filing of this Proxy Statement.

Overview

During 2007, we were engaged primarily in the business of developing and constructing, and then owning and operating, a network of onshore LNG receiving terminals, and related natural gas pipelines, along the Gulf Coast of the United States. We were also developing a business to market LNG and natural gas. To a limited extent, we were also engaged in oil and natural gas exploration and development activities in the Gulf of Mexico. We operated four business activities: LNG receiving terminals, natural gas pipelines, LNG and natural gas marketing, and oil and gas exploration and development.

Overview of Executive Compensation for 2007

An overview of the more detailed discussion of our executives’ compensation for 2007, which is set forth in this Compensation Discussion and Analysis, is provided below:

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2007 was a critical year for us to retain and motivate our employees, as well as attract new talented personnel to the Company, in order to continue to work toward constructing the Sabine Pass LNG receiving terminal and Creole Trail Pipeline and developing our LNG and natural gas marketing business.

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We provided a total executive compensation package (base salary plus the value of annual incentive awards) that was above the market median of companies with which we compete for executive talent, because we believed that we needed to compensate our executives for the enhanced risks associated with joining a company that has a limited operating history. We believe this strategy enabled us to recruit and retain the high-level of executive talent that we needed to continue developing and establishing our core businesses.

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For 2007, we did not differentiate the base salaries and incentive award opportunities of our Vice Chairman and Senior Vice Presidents because we recognized that each of these individuals has similar potential to significantly impact the performance of our business. We also believe this fosters teamwork and cooperation at the management levels which we believe is critical for our success.

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During 2007, we implemented a newly designed incentive compensation plan for our executives and other key employees pursuant to which they were granted phantom stock that becomes payable in equal shares of our common stock if certain stock price hurdles are achieved. For the 2007 performance period, the stock price hurdle was set at $33.57, which represented a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. The achievement of the 2007 stock price hurdle was calculated by averaging the closing price of our common stock for the last 20 trading days of the year. If the stock price hurdle had not been met for the 2007 performance period, the executives would not have received an annual incentive compensation award for the 2007 performance period; however, any shares of phantom stock could still have become payable in the event the 2007 stock price hurdle was subsequently achieved for the 2008, 2009 or 2010 performance periods.

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For the 2007 performance period, our executives’ annual incentive awards were performance-based and granted entirely in phantom stock rather than as cash compensation and, therefore, the largest portion of our executives’ total compensation for 2007 was dependent on the performance of the Company’s stock price. We did not believe a cash bonus was appropriate for 2007 because the Company had limited cash flow and did not expect significant earnings from its commercial operations during 2007.

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The stock price hurdle of $33.57 that was set for the 2007 performance period was achieved, and each executive received one share of our common stock for each share of phantom stock that was granted to the executive.

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Equity awards granted to all of our employees provide for accelerated vesting under certain circumstances. Other than the accelerated vesting of equity, we had not entered into any employment, change of control or severance agreements with any of the named executive officers prior to the reduction-in-force which we announced in April 2008. In limited circumstances with respect to local foreign practice, we have entered into employment agreements which are required under the laws of foreign countries where our employees work. Our executives participate in the same group benefit programs available to all of our employees, and we do not offer a defined benefit pension plan.

Overview of 2008 Organizational Changes and the Impact on our Executives’ Compensation

During 2008, significant changes were made within our organization which impacted our executives’ compensation. An overview of these organizational changes and the impact on our executives’ compensation through the date of the filing of this Proxy Statement is summarized below. A more detailed discussion has been added to this Compensation Discussion and Analysis under the heading 2008 Reduction-in-Force, 2008 Retention Program, and Cancellation of 2005 – 2006 Retention Stock Options and 2008 – 2010 Phantom Stock Grants.

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In February 2008, we announced that we were exploring strategic options for the Company and in April 2008 we announced our decision to take steps aimed at reducing costs and capital requirements and increasing our available cash and cash equivalents. As a result of the downsizing of our natural gas marketing business activities as well as nearing completion of significant construction activities for both the Sabine Pass LNG receiving terminal and Creole Trail Pipeline, beginning in April 2008, we began reducing our personnel Company-wide by approximately 43 percent and we eliminated four executive officer positions. The Compensation Committee approved severance payments equal to one month of base salary for the four executive officers affected by the reduction-in-force and approved the accelerated vesting of their outstanding equity awards if the awards did not vest by their own terms.

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In May 2008, the Compensation Committee approved a retention program for remaining key employees to ensure that we would be able to retain the adequate skills necessary to address the immediate challenges of the Company. The retention program included a short-term retention award, a long-term retention award and a change of control cash payment. Management believed that the retention program was necessary given the additional work load that the remaining employees would be required to incur and, at that time, the uncertainty that remained regarding the Company’s long-term prospects.

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As a result of the significant decline in the Company’s stock price during 2008, in October 2008, the Company approached executive officers regarding the forfeiture and cancellation of their 2005 – 2006 retention stock option awards and 2008 – 2010 phantom stock grants. None of the 2005 – 2006 retention stock options or 2008 – 2010 phantom stock grants had vested yet and were significantly out-of-the-money. The 2005 – 2006 retention stock option awards and 2008 – 2010 phantom stock grants were cancelled effective October 23, 2008. The forfeiture and cancellation of the executives’ 2005 – 2006 retention stock option awards and 2008 – 2010 phantom stock grants has provided us with additional shares that can be used for granting new awards under the 2003 Plan.

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As a result of changes to the Company’s operations and the forfeiture of long-term incentive equity by its executive officers in 2008, the Compensation Committee is in the process of reviewing all aspects of executive compensation for 2009 and beyond.

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its primary business goals. We compete for executive talent with larger energy companies that have substantially greater resources than we have. Based on our business goals and our limited size compared to larger energy companies, our overall executive compensation philosophy and objectives for 2007 were designed to:

•	Provide total compensation (base salary plus the value of annual incentive awards) above the market median of companies with which we compete for executive talent. Our executives’

total compensation package for 2007 was above the median of the market of companies with which we compete for executive talent. We believed this was necessary to compensate our executives for the enhanced risks associated with joining a company that has a limited operating history. This strategy successfully enabled us to recruit and retain the high-level of executive talent that we needed to continue developing and establishing our core businesses.

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Emphasize incentive awards paid in equity rather than cash compensation. Our annual incentive awards for 2007 were performance-based and granted entirely in phantom stock rather than as cash compensation such that the largest portion of our executives’ total compensation for 2007 was dependent on the performance of the Company’s stock price. We believe a total compensation package focused primarily on equity aligns our management team with our stockholders and encourages our executives to achieve our primary business goals by ensuring that our executives have a meaningful stake in the success of the Company.

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During 2007, we did not provide change of control or severance agreements to our executives. Equity awards granted to all of our employees provide for accelerated vesting under certain circumstances. Other than the accelerated vesting of equity, we had not entered into any employment, change of control or severance agreements with any of the named executive officers prior to the reduction-in-force that we announced in April 2008. In limited circumstances with respect to local foreign practice, we have entered into employment agreements which are required under the laws of foreign countries where our employees work. Our executives participate in the same group benefit programs available to all of our employees and we do not offer a defined benefit pension plan.

Independent Compensation Consultant

The Compensation Committee engaged Deloitte Consulting LLP (“Deloitte”) in May 2006 to review our compensation practices and help design a revised incentive compensation plan. Deloitte reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present. Deloitte assists management in the development of recommendations concerning competitive pay ranges and the design of incentive compensation programs. Those Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided to us by Deloitte affiliates. We use Deloitte & Touche LLP for certain accounting, energy trading and risk management services and Deloitte Tax LLP for certain tax consulting services; however, the Compensation Committee believes that the nature and scope of these services do not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee’s deliberations about executive officer and non-employee director compensation.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of the total compensation package, for the Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”), the Vice Chairman and each of our Senior Vice Presidents, who we will refer to in this Compensation Discussion and Analysis collectively as the “Executive Officers.” The Compensation Committee endeavors to provide total compensation for the Executive Officers that is reasonable and competitive.

Base salaries, annual incentive opportunities and other equity awards for the Executive Officers were proposed to the Compensation Committee by the CEO and COO. These recommendations reflected input from Deloitte and our Human Resources (“HR”) department based on their review of external market data and Deloitte’s guidance on best practices. The Compensation Committee made the final determination as to base salaries, annual incentive opportunities and equity awards for each of the Executive Officers based on Company performance and market data.

Elements of 2007 Executive Compensation

During 2007, we offered a competitive compensation and benefits package to enable us to recruit new executive talent and retain our current personnel. For 2007, a summary of the compensation and benefits of the Executive Officers is set forth below.

Elements of 2007 Compensation

for the Executive Officers

Element	Description
Base Salary	Base salaries are paid for on-going performance to achieve expectations. For 2007, the Executive Officers’ base salaries on average were below the median of the market.

Annual Incentive Opportunity	Annual incentive opportunities are generally aligned with business strategy and are consistent with the goals of the Company. For 2007, the Executive Officers’ annual incentives were performance-based and granted entirely in phantom stock rather than as cash compensation.

Total Compensation (Base Salary plus Annual Incentive Opportunity)	For 2007, the total compensation (base salary plus the value of the phantom stock) paid to our Executive Officers was above the median of the market.

Retention Stock Options	In March 2005, certain Executive Officers received stock options in an effort to encourage retention at a crucial stage in our development. The retention stock options vest equally on the fourth, fifth and sixth anniversaries of the grant date, beginning in 2009. In October 2008, the Executive Officers were asked to consent to the forfeiture and cancellation of their retention stock options.

Other Equity Awards	New hire equity grants are made to all of our employees to compensate them for unvested incentives they may have forfeited from prior employment, to mitigate the risks associated with joining a company that has a limited operating history and to align our employees with our stockholders.

Element	Description
Benefits	We offer a broad-based benefits package to support the well-being of our employees. Comprehensive health and welfare benefits and a 401(k) Retirement Plan are available to all of our employees. We do not offer a defined benefit pension plan to any of our employees, including the Executive Officers.

Change of Control or Severance Agreements	Equity awards granted to all of our employees provide for accelerated vesting under certain circumstances. Other than the accelerated vesting of equity, we had not entered into any employment, change of control or severance agreements with any of the named executive officers prior to April 2008.

Competitiveness of Executive Compensation Package

Each year management, with the help of Deloitte, provides the Compensation Committee with external market data in order to determine the competitiveness of the total compensation package of our Executive Officers and to determine if adjustments are necessary for the following year. The market data that we select is representative of the industry within which we operate and includes the companies we compete with for executive talent. The market data also assists us in determining the prevailing compensation practices in our industry and in our geographic region. The “market data” the Compensation Committee reviewed for 2007 included (i) published survey data and (ii) proxy data published by selected energy companies with which we compete for executive talent and which have revenues between $500 million and $1 billion dollars, as set forth below.

External Market Data Reviewed

1.	Published survey data from the following compensation surveys: Watson Wyatt Top Management Compensation Calculator, Mercer Energy Survey and ERI Executive Compensation Assessor; and

2.	Proxy data from the following energy companies:

• Anadarko Petroleum Corporation	• Noble Energy, Inc.
• Apache Corp.	• Pogo Producing Company[1]
• Devon Energy Corporation	• Questar Corporation
• El Paso Corporation	• Sempra Energy
• EOG Resources, Inc.	• Southern Union Company
• National Fuel Gas Company	• The Williams Companies, Inc.
• Nicor Inc.	• XTO Energy Inc.
• NiSource Inc.

[1]	Pogo Producing Company was acquired by Plains Exploration and Production in November 2007.

For 2007, Deloitte compiled and analyzed the market data from which our HR department and management made recommendations to the Compensation Committee. For 2008, our HR department compiled and analyzed the market data, with verification from Deloitte of its accuracy and reasonableness. We reviewed the following components of the Executive Officers’ compensation relative to the amount paid to executives in similar positions in the market data: base salary, cash bonuses and equity compensation. We used the market data as a point of reference for measuring the compensation of the Executive Officers but compensation decisions were made based on a combination of considerations. Our CEO and COO worked with our HR department to provide the Compensation Committee with recommendations on compensation based on the following considerations: the roles and responsibilities of the Executive Officers, the Company’s budget for compensation and market competitiveness. The Compensation Committee worked with management to ensure the total compensation package of the Executive Officers was aligned with other companies in the industry with which we compete for executive talent.

Analysis of 2007 Base Salary Rates

The 2007 base salaries of the Executive Officers were designed to be comparable to like positions in the marketplace from where we recruit executive talent. For 2007, these competitive salaries were proposed by the CEO, COO and HR department to the Compensation Committee after a review of the market data. For 2007, with the exception of the CEO and COO, we did not differentiate the base salaries (except for international cost of living adjustments) of the Vice Chairman and Senior Vice Presidents. The Compensation Committee approved a 5% base salary increase for our Executive Officers for 2007 based on its review of the market data, the Executive Officer’s position with the Company and the Company’s budget for compensation. The base salary increases, as set forth below, became effective on January 1, 2007.

2007 Base Salary

Position	Base Salary Increase	2007 Base Salary
Chairman and Chief Executive Officer	5%	$577,500
President and Chief Operating Officer	5%	$446,250
Vice Chairman and Senior Vice Presidents	5%	$262,500

The CEO’s and COO’s base salaries were set at a higher amount than the Vice Chairman’s and the Senior Vice Presidents’ base salaries. The reason for this is because the CEO and COO were responsible for developing the Company’s overall strategy and vision and implementing the business plan. In addition, the market data indicated that the base salary for the CEO and COO positions is customarily set higher for these positions. We believed that it was important to pay our CEO and COO at competitive market rates because we would otherwise be at risk of losing them to larger companies in the industry with which we compete for executive talent. The CEO’s and COO’s base salary rates were based on a review of the market data, but were not benchmarked to a specific percentile ranking compared to the market data.

We did not differentiate the base salaries of the Vice Chairman and the Senior Vice Presidents because management recognized that each of the Vice Chairman and Senior Vice Presidents had similar potential to significantly impact the performance of the Company. Management believed that not differentiating the base pay of the Vice Chairman and the Senior Vice Presidents fostered teamwork and cooperation at the management levels, which we believed was critical for our success. Accordingly, for 2007, the base pay for similar executive positions reported in the market data was reviewed at the 50th and 75th percentiles and $262,500 was established as a competitive rate for 2007 base salaries for the Vice Chairman and the Senior Vice Presidents. The 2007 base pay for the Senior Vice Presidents was at the median of the market compared to similar positions in the market data for each Senior Vice President.

Annual Incentive Awards

Overview

At the beginning of 2007, the Section 162(m) Subcommittee of the Compensation Committee (“Section 162(m) Subcommittee”) established the performance goals, the performance period and the maximum pay-outs for the Executive Officers for the 2007 performance period. It was at this time that management decided that the Company was at a stage in which it would benefit from a newly designed incentive compensation program for the Executive Officers. Over the next few months, management worked with the Compensation Committee and Deloitte to design an incentive compensation plan that would provide a visible and well-defined indication of what the Executive Officers could expect with respect to their incentive award opportunities over the next four-year period. The Compensation Committee and management agreed that the Company needed a well-defined executive incentive compensation program so that we could continue to recruit and retain the high-level of executive talent that we needed to continue developing and establishing our core businesses. In addition, the Compensation Committee and management agreed the total compensation package for the Executive Officers needed to compensate the Executive Officers for the enhanced risks associated with joining a Company that has a limited operating history. Subsequently, on May 25, 2007, the Section 162(m) Subcommittee adopted the 2007 Incentive Compensation Plan (the “2007 Incentive Plan”) and the 2008 – 2010 Incentive Compensation Plan (the “2008 – 2010 Incentive Plan”) for members of our Executive Committee, including the Executive Officers, and other key employees. The Compensation Committee also approved forms of phantom stock grant agreements and established the number of shares of phantom stock to be granted to each participant for each performance period.

2007 Incentive Compensation Plan

For 2007, the Executive Officers’ annual incentive opportunities were granted entirely in phantom stock rather than as cash compensation. The Compensation Committee and management agreed that a cash pool was not appropriate for the 2007 performance period because the Company had limited cash flow and did not expect significant earnings from its commercial operations during 2007. The number of shares of phantom stock granted to each Executive Officer was determined based on a review of the total compensation packages for similar executive positions reviewed in the market data; however, the Executive Officers’ phantom stock grants were not benchmarked to a specific percentile ranking compared to the market data. The annual incentive opportunities for the Executive Officers for 2007 were determined to be above the 75 th percentile of the market.

Similar to the analysis above regarding the CEO’s and COO’s base salary, the number of shares of phantom stock granted to the CEO and COO was larger than the number of shares of phantom stock granted to the Vice Chairman and the Senior Vice Presidents. The reason for this was because our CEO and COO were responsible for developing the Company’s overall strategy and vision and implementing the business plan. In addition, the market data indicated that the annual incentive opportunities for the CEO and COO are customarily set higher for these positions. With the exception of the CEO and COO, we did not differentiate the number of shares of phantom stock granted as part of the annual incentive opportunities for the Vice Chairman and the Senior Vice Presidents. Similar to the analysis discussed above regarding the Vice Chairman’s and Senior Vice Presidents’ base salaries, we believed that this fostered teamwork and cooperation at the management levels, which we believed was critical for our success.

The grants of phantom stock for the 2007 performance period were made on May 25, 2007, as set forth below.

Phantom Stock Grants

2007 Incentive Compensation Plan

Position	Number of Shares of Phantom Stock
Chairman and Chief Executive Officer	100,000
President and Chief Operating Officer	66,000
Vice Chairman and Senior Vice Presidents	37,000
Other key employees	25,000

Pursuant to the 2007 Incentive Plan, the phantom stock granted to the Executive Officers for the 2007 performance period was payable in equal shares of our common stock if a stock price hurdle of $33.57 was met for the performance period from January 1, 2007 through December 31, 2007. The stock price hurdle for 2007 was established at the beginning of the year at $33.57 because it represented a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. The achievement of the 2007 stock price hurdle was calculated by averaging the closing price of our common stock as reported on the NYSE Alternex for the last 20 trading days of the 2007 performance period.

The Executive Officers would not have received an annual incentive award for the 2007 performance period if the stock price hurdle had not been achieved; however, the phantom stock could still have become payable in the event the 2007 stock price hurdle was subsequently achieved during the last 20 trading days of 2008, 2009 or 2010. The Executive Officers only become entitled to receive shares of Company common stock if they are employed by the Company or a subsidiary on the date of the Section 162(m) Subcommittee’s certification that the stock price hurdle has been achieved. These payment and forfeiture provisions were designed for retention purposes because we believe this provided a significant incentive for our Executive Officer to remain with the Company.

The average closing price of our common stock for the last 20 trading days of the 2007 performance period was $33.62 and, on January 11, 2008, the Section 162(m) Subcommittee certified that the stock price hurdle of $33.57 had been achieved for the 2007 performance period. Accordingly, the phantom stock issued pursuant to the 2007 Incentive Plan vested and became payable in equal shares of our common stock. On January 18, 2008, each Executive Officer received one share of our common stock for each share of phantom stock granted to the Executive Officer.

2008 – 2010 Incentive Compensation Plan

Pursuant to the 2008 – 2010 Incentive Plan, for 2008, 2009 and 2010, the Executive Officers’ annual incentive opportunities include a cash pool in addition to grants of phantom stock. The cash pool may be funded only if the Company generates earnings during the respective performance period. As a result of the significant decline in our stock price during 2008, in October 2008, the Company approached management regarding the forfeiture and cancellation of their 2008 – 2010 phantom stock grants. The 2008 – 2010 phantom stock grants were cancelled effective October 23, 2008. Further detail regarding the cancellation of the 2008 – 2010 phantom stock grants is provided beginning on page 36 of this Proxy Statement. The following is a description of how the 2008 – 2010 Incentive Plan was designed to work prior to the cancellation of the 2008 – 2010 phantom stock grants.

Cash Pool

For the 2008, 2009 and 2010 performance periods, in the event the Company’s earnings before taxes and depreciation (“EBTD”) for the respective fiscal year, taking into account any bonus accruals, is greater than 75% of the budget approved by the Board of Directors for the respective fiscal year (the “EBTD Hurdle”), the Section 162(m) Subcommittee, in its sole discretion, may fund a cash pool in an amount of 3% of EBTD for the year and allocate payments to the Executive Officers. The Compensation Committee and management agreed that the EBTD Hurdle is reasonable because a cash pool for the Executive Officers should be established only if a significant amount of the earnings budgeted for the year is achieved by the Company. It was determined that the Section 162(m) Subcommittee may fund the cash pool at 3% of EBTD for the respective fiscal year because together the cash pool and the potential value of the phantom stock granted for 2008, 2009 and 2010 represents the total compensation package that the Compensation Committee and management were trying to achieve for market competitiveness. No later than 90 days after the beginning of each plan year, the Section 162(m) Subcommittee approves the allocation of payments from the cash pool among the Executive Officers. Payments from the cash pool are made following the end of the respective performance period.

On January 11, 2008, the Section 162(m) Subcommittee determined that the cash pool (if any) for 2008 would be allocated among the Executive Officers, as set forth below.

2008 Allocation of Cash Pool

Position	Maximum Percentage of Allocation of Cash Pool
Chairman and Chief Executive Officer	20%
President and Chief Operating Officer	14%
Vice Chairman and Senior Vice Presidents	7%
Other key employees	5%

The cash pool allocation percentages among the Executive Officers were based on the Executive Officers’ position with the Company. No Executive Officer may be awarded a payment that exceeds the specified percentage for his or her position with the Company. The Section 162(m) Subcommittee retains the discretion to decrease, but not increase, the amount of the cash pool payable to any Executive Officer following the end of the plan year, provided that the amount of a discretionary decrease (if any) may not be reallocated and used to increase another Executive Officer’s payment. The Executive Officers will only become entitled to a payment if they are employed by the Company or a subsidiary on the date of the Section 162(m) Subcommittee’s certification that the EBTD Hurdle has been achieved. The Executive Officers will be paid within 10 business days following such certification of the EBTD Hurdle by the Section 162(m) Subcommittee.

Phantom Stock Grants

The Section 162(m) Subcommittee also established at the May 25, 2007 meeting the stock price hurdles for each of the 2008, 2009 and 2010 performance periods and the number of shares of phantom stock to be granted to the Executive Officers for the three-year period, as set forth below.

Stock Price Hurdles

2008–2010 Incentive Compensation Plan

Performance Period	Stock Price Hurdle	Percentage of Increase Over Prior Year’s Stock Price Hurdle
2008 Performance Period – 1/1/08 to 12/31/08	$42.00	25%
2009 Performance Period – 1/1/09 to 12/31/09	$50.00	20%
2010 Performance Period – 1/1/10 to 12/31/10	$60.00	20%

Phantom Stock Grants

2008–2010 Incentive Compensation Plan

Position	Aggregate Number of Shares of Phantom Stock
Chairman and Chief Executive Officer	300,000
President and Chief Operating Officer	198,000
Vice Chairman and Senior Vice Presidents	111,000
Other key employees	75,000

The Compensation Committee and management agreed that the stock price hurdles for the four-year period from 2007 to 2010 should represent significantly aggressive performance targets in light of the potential value of the phantom stock the Executive Officers were granted. To meet the requirements for deductibility under Section 162(m), the stock price hurdle for 2007 had been established at the beginning of 2007 prior to the adoption by the Section 162(m) Subcommittee of the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. The stock price hurdle for 2007 had been established at $33.57 because it represented a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. Subsequently, the Compensation Committee and management agreed that each of the stock price hurdles for the four-year period from 2007 to 2010 should represent a 20% increase over each of the prior year’s stock price hurdles. To catch up for the 15% increase in 2007, the stock price hurdle for 2008 was established at $42.00 because it represented a 25% increase over the 2007 stock price hurdle. The stock price hurdles for 2009 and 2010 were established at $50.00 and $60.00, respectively, because they represented a 20% increase over each of the prior year’s stock price hurdles. Together with the stock price hurdle for 2007, these stock price hurdles represented a doubling in the Company’s stock price for the four-year period from 2007 to 2010, which the Compensation Committee considered sufficiently difficult to justify the potential value of the phantom stock awards.

The 2008 – 2010 Incentive Plan was designed so that one-third of the phantom stock would be paid out in equal shares of our common stock upon achievement of the applicable stock price hurdle.

Achievement of the stock price hurdle would be calculated by averaging the closing price of our common stock as reported on the NYSE Alternex for the last 20 trading days of the respective performance period. If the stock price hurdle was not met for the applicable performance period, the phantom stock for the applicable performance year would not have become payable; however, any shares of phantom stock not payable for an applicable performance period could have become payable for any future performance period provided the stock price hurdle applicable to such future performance period was achieved. Notwithstanding the foregoing, no shares of phantom stock would have become payable for a stock price hurdle achieved after the end of the 2010 performance period. At the Section 162(m) Subcommittee’s sole discretion, an Executive Officer could have received cash in lieu of Company common stock for all or a portion of the phantom stock. The Executive Officers would have only become entitled to receive shares of Company common stock, or cash in lieu of Company common stock, if they were employed by the Company or a subsidiary on the date of the Section 162(m) Subcommittee’s certification that the applicable stock price hurdle had been achieved, or earlier, on the date of a change of control of the Company. The Executive Officers would have been paid within 10 business days following such certification of achievement of the stock price hurdle. In the event of a change of control of the Company, as defined in the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”), phantom stock would have been payable if, as applicable, (i) the consideration to be paid to stockholders for each share of our common stock in connection with such change of control was equal to or exceeded the applicable stock price hurdle or (ii) the closing price of our common stock as reported on the NYSE Alternex on the effective date of such change of control was equal to or exceeded the applicable stock price hurdle. If an Executive Officer’s employment with the Company was terminated for any reason, any phantom stock that was not payable on the date of such termination would have been automatically forfeited to the Company.

Analysis of Executive Officers’ Total Compensation for 2007

The market data indicated that the prevalent market practice for energy companies is to pay executive officers with incentive compensation in a combination of a cash bonus, tied to performance measures, and an equity award. The 2007 Incentive Plan was designed so that our Executive Officers’ 2007 annual incentive award was performance-based, paid entirely in phantom stock with a stock price hurdle of $33.57 and did not include a cash bonus for 2007. Therefore, the largest portion of the Executive Officers’ total compensation for 2007 was dependent on the performance of the Company’s stock price.

The Compensation Committee reviewed two comparisons to the market data for the total compensation that was to be paid to the Executive Officers for 2007. The first comparison to the market data for 2007 included each Executive Officer’s base salary plus the value of his or her annual incentive award that could be earned for 2007. This market data comparison indicated that the total compensation (base salary plus the value of the annual incentive award) to be paid to the Executive Officers for 2007 was above the median but below the 75th percentile of the market. The Compensation Committee believed that it was important to understand how the value of certain stock option grants made to certain Executive Officers during 2005 and 2006 affected the market data comparison and requested that the value of the stock option grants be included in a second comparison to the market data for 2007. The stock options were granted to certain Executive Officers in 2005 and 2006 to encourage retention at a crucial stage in developing our business and are described in more detail below under the heading Retention Awards. When the annual value of the retention stock options was included in the market data comparison, the total compensation to be paid to the Executive Officers for 2007 was above the 75th percentile of the market.

The 2007 Incentive Plan was designed to provide an annual incentive award for 2007 paid entirely in performance-based phantom stock rather than as cash compensation with a potential total compensation package above the median of the market in order to:

•	Compensate the Executive Officers for the enhanced risks associated with joining a company that has a limited operating history;

•	Enable us to recruit and retain the high-level of executive talent that we need to continue developing and establishing our core businesses;

•	Align our management team with our stockholders; and

•	Encourage our Executive Officers to achieve our primary business goals by ensuring that they have a meaningful stake in the success of the Company.

We believe the 2007 Incentive Plan met its expectations and the Executive Officers’ total compensation for 2007 was reasonable in light of the performance of the Company’s stock price during 2007.

Other Equity Awards

We may grant equity awards to employees, consultants and non-employee directors under the 2003 Plan.

•

New Hire Grants. We have granted restricted stock to new employees, including the Executive Officers, to compensate them for unvested incentives they may have forfeited from prior employment and for the risks associated with joining a company that has a limited operating history. These new hire restricted stock grants typically vest equally each year for either three or four years beginning on the first anniversary of the date of grant unless another vesting period is required or preferred for tax reasons under the laws of other countries where the employee works. Restricted stock is awarded because it provides our employees an incentive to build stockholder value and a three- or four-year vesting schedule has a long-term focus that provides an effective means of retention. An employee will typically forfeit his or her award if he or she voluntarily terminates employment prior to vesting. Employees have the right to vote and receive dividends and other distributions on the shares of restricted stock at the same rate as other holders of our common stock; however, the Company does not currently pay dividends on its outstanding shares of common stock.

•

Retention Awards. We have also granted equity awards to employees to encourage retention. On March 14, 2005, the Compensation Committee granted stock options to certain Executive Officers and other key employees in an effort to encourage retention at a crucial stage in developing our business. The stock options were to have vested equally on the fourth, fifth and sixth anniversaries of the grant date. With the exception of the CEO’s grant, the exercise price of each of the grants to the Executive Officers was set at the closing price ($36.25) of our common stock on the date of grant. The CEO’s grant consisted of three tranches with escalating exercise prices, which we believe demonstrated our CEO’s confidence in the Company and willingness to accept compensation with aggressive performance targets. The first tranche of 400,000 stock options had an exercise price of $36.25 (the closing price on the date of grant), the next tranche of 400,000 stock options had an exercise price of $60.00 and the final tranche of 100,000 stock options had an exercise price of $90.00. The size of the 2005 stock option package to the CEO was greater than could be awarded to an individual in any one calendar year under the 2003 Plan. Therefore, on March 10, 2006, the Section 162(m) Subcommittee approved that portion of the CEO’s grant that could not be awarded in 2005. At that time, the CEO received 300,000 stock options with an exercise price of $90.00 per share. The closing price of our common stock on March 10, 2006, the date of this grant, was $40.45. These stock options also were to have vested equally on the fourth, fifth and sixth anniversaries of the grant date. When Mr. Horton joined the Company on April 18, 2005, he was granted 300,000 stock options similar to the grant made to the other Executive Officers on March 14, 2005. The exercise price of Mr. Horton’s stock options was set at the closing price ($29.25) of our common stock on the date of his grant. These stock options also were to have vested equally on the fourth, fifth and sixth anniversaries of the grant date. The grants of retention stock options to the Executive Officers are set forth below:

Retention Stock Options Granted in 2005 and 2006

Position	Number of Retention Stock Options	Exercise Price	Vesting Dates
Chairman and
Chief Executive Officer	400,000	$36.25	March 14, 2009, 2010 and 2011
	400,000	$60.00
	100,000	$90.00
	300,000	$90.00	March 10, 2010, 2011 And 2012

President and Chief Operating Officer	300,000	$29.25	April 18, 2009, 2010
			and 2011

Certain Senior Vice Presidents	200,000	$36.25	March 14, 2009, 2010 And 2011

As a result of the significant decline in our stock price during 2008, in October 2008, the Company approached management regarding the forfeiture and cancellation of the retention stock options granted in 2005 and 2006. The 2005 – 2006 retention stock option awards were cancelled effective October 23, 2008. Further detail regarding the cancellation of the retention stock options granted in 2005 and 2006 is provided beginning on page 36 of this Proxy Statement.

The Company recognizes that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007 for the granting of all equity-based awards by the Company. Further discussion regarding the Guidelines for Granting Equity-Based Awards is provided below.

Benefits

We offer the same benefits package to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits. In addition, employees are covered by long-term disability, life and accidental death and dismemberment and voluntary life insurance. We also provide a Section 125 Cafeteria Plan for our employees. Prior to the reduction-in-force which we announced in April 2008, we had not entered into any employment, change of control or severance agreements with any of the named executive officers. In limited circumstances with respect to local foreign practice, we have entered into employment agreements which are required under the laws of foreign countries where our employees work. We do not offer a defined benefit pension plan to our employees, including the Executive Officers.

Perquisites and Other Personal Benefits

Perquisites are provided to the Executive Officers on a limited basis. In March 2006, we employed an individual to assist the CEO in personal matters so that the CEO could continue to devote his full attention to pursuing the Company’s business strategy. Because the CEO’s duties require him to spend a significant amount of time traveling, the Compensation Committee determined that the personal assistant was a reasonable perquisite. The assistant spent a small portion of his time providing personal services to the CEO and the remainder of time dedicated to Company business. As a result of the reduction-in-force, the personal assistant’s position was eliminated effective June 30, 2008. During 2007, we also paid for charter flights that the CEO took for business purposes. The CEO’s spouse was permitted to fly on such charter flights at minimal incremental cost to the Company. We currently provide contract parking for all of our employees, and the Executive Officers are assigned a reserved parking space in our office building. We relocated our Houston office during 2007, and under our new lease there was no cost to us for the reserved parking spaces until April 2008. The total cost to the Company for any perquisites and other personal benefits provided to the Executive Officers during 2006 and 2007 is provided in the Summary Compensation Table.

2008 Base Salary Adjustments

In January 2008, the Compensation Committee reviewed a comparison of current market data to the Executive Officers’ base salaries for 2007. The market data comparison indicated that the Executive Officers’ base salaries were on average below the median of the market data for 2007. On January 11, 2008, the Compensation Committee approved a 4% base salary increase for our Executive Officers for 2008. The Compensation Committee believed a 4% base salary increase was reasonable in light of the Company’s budget for compensation and the amount of the Executive Officers’ total compensation package, including the Executive Officer’s annual incentive opportunities pursuant to the 2008 – 2010 Incentive Plan. The Executive Officers’ base salary adjustments became effective January 16, 2008, as set forth below.

2008 Base Salary Adjustments

Position	Base Salary Increase	2008 Base Salary
Chairman and Chief Executive Officer	4%	$600,540
President and Chief Operating Officer	4%	$464,010
Vice Chairman and Senior Vice Presidents	4%	$272,820

2008 Reduction-in-Force

In February 2008, we announced that we were exploring strategic options for the Company and in April 2008 we announced our decision to take steps aimed at reducing costs and capital requirements and increasing our available cash and cash equivalents. We downsized our natural gas marketing business activities and wrapped up significant construction activities for both the Sabine Pass LNG receiving terminal and Creole Trail Pipeline. As a result, beginning in April 2008, we began reducing our personnel Company-wide by approximately 41 percent.

The Compensation Committee approved severance payments for the four executive officers affected by the reduction-in-force and approved the accelerated vesting of their outstanding equity awards if the awards did not vest by their own terms. Mr. Gross, Senior Vice President – Exploration, was terminated from employment with the Company effective July 31, 2008. On May 9, 2008, a severance payment to Mr. Gross was approved consisting of (i) a cash payment equal to one month’s base salary in the amount of $22,735 and (ii) the accelerated vesting of Mr. Gross’ outstanding equity awards. Mr. Gross’ equity awards that were accelerated consist of 17,844 shares of restricted stock and 200,000 non-qualified stock options which have an exercise price of $36.25. Payment of the severance payment was conditioned upon Mr. Gross’ execution of a release and separation agreement following his termination from the Company.

2008 Retention Program

Following the reduction-in-force, on May 9, 2008, the Compensation Committee approved a retention program for remaining key employees to ensure that we would be able to retain the adequate skills necessary to address the immediate challenges of the Company. Management believed that the retention program was necessary given the additional work load that the remaining employees would be required to incur and, at that time, the uncertainty that remained regarding the Company’s long-term prospects. The Compensation Committee worked with Deloitte and designed a retention program so that the total size of the package was appropriate for the Company. The retention program includes a short-term retention award paid in cash and equity, a long-term retention award paid in equity and a potential cash payment in the event of a change of control of the Company. The retention awards for the three named executive officers that remained employed with the Company following the reduction-in-force are as follows:

2008 Retention Awards

	Short-Term Retention Award		Long-Term Retention Award	COC Cash Payment
	Cash Award	Restricted Stock Award	Restricted Stock Award	Current Base Salary
Charif Souki	$150,135	15,014	500,001	$600,540
Zurab S. Kobiashvili (1)	—	—	—	$272,820
Don A. Turkleson	—	—	50,001	$272,820

(1)

On May 9, 2008, the Compensation Committee also approved a grant of 50,000 shares of restricted stock to Mr. Kobiashvili. The terms of Mr. Kobiashvili’s grant provided that the restricted stock would vest upon (i) a change of control of the Company or (ii) consummation by the Company, or a majority-owned subsidiary of the Company, of a significant transaction pursuant to which the Company, such subsidiary and/or their respective equity holders received gross consideration in excess of $200 million, provided that such change of control or significant transaction occurred on or prior to March 31, 2009. On August 15, 2008, Mr. Kobiashvili’s restricted stock vested in connection with the closing of a financing transaction with GSO Capital.

•

Short-Term Retention Award. The 2008 Short-Term Retention Plan (the “Short-Term Retention Plan”) was adopted in order to retain key employees who were designated by the Compensation Committee to be necessary to our continued operations for the next six months. The award under the Short-Term Retention Plan equaled one-half of the Executive Officer’s base salary. The awards were paid one-half in cash and one-half in a fixed grant of restricted stock which was determined based on a stock price of $10.00 per share at the time the plan was implemented. The cash award and restricted stock award vested and became payable on December 1, 2008 to each of the foregoing named executive officers.

•

Long-Term Retention Award. The 2008 Long-Term Retention Plan (the “Long-Term Retention Plan”) was adopted in order to retain key employees who were designated by the Compensation Committee to be necessary to our operations for an extended period of time. The Long-Term Retention Plan provided for a grant of restricted stock which vests in three equal installments beginning on December 31, 2008, December 31, 2009 and December 31, 2010.

•

Change of Control Cash Payment. The 2008 Change of Control Cash Payment Plan (the “Change of Control Plan”) was adopted in recognition that the possibility of a change of control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the stockholders. The Change of Control Plan was designed to ensure that the employees who were designated by the Compensation Committee to enter into Change of Control Agreements pursuant to the Change of Control Plan are not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations. The Change of Control Agreements provide for a cash payment upon a change of control (as defined in the 2003 Plan) in an amount equal to one times the employee’s base salary at or immediately prior to the change of control. The cash payments are payable within 30 days of the effective date of the change of control. A termination by the Company of the employee for any reason, a termination of the employee other than for Cause (as defined in the Change of Control Agreements), and a termination by the employee for Good Reason (as defined in the Change of Control Agreements) that occurs not more than three months prior to a change of control will be deemed to be a termination of employment pursuant to a change of control provided the employee demonstrates that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the employee’s termination otherwise arose in connection with or in anticipation of a Change of Control. For purposes of the Change of Control Agreements, the term “Good Reason” means the removal from or failure to re-elect the employee to the office or position in which he or she last served, the assignment to the employee of any duties, responsibilities or reporting requirements inconsistent with his or her position or any material diminishment of the employee’s overall duties, responsibilities or status, a material reduction in the employee’s compensation or benefits, or the requirement that the principal place at which the employee performs his or her duties be changed to a location that increases the employee’s commute by more than 50 miles. The term of the Change of Control Agreements expires on December 31, 2009, except that the term of the Change of Control Agreements will be automatically extended for an additional year beginning January 1, 2010 and each January 1 thereafter unless the Company provides notice to the employee that it does not wish to extend the term of his or her Change of Control Agreement. The term of the Change of Control Agreements will also expire on the date any payments are made to the employee pursuant to the Change of Control Agreement or the employee ceases to be an employee of the Company prior to a change of control.

Cancellation of 2005 – 2006 Retention Stock Options and 2008 – 2010 Phantom Stock Grants

As a result of the significant decline in the Company’s stock price during 2008, in October 2008, the Company approached management, including the three named executive officers that remained employed with the Company following the reduction-in-force, regarding the forfeiture and cancellation of their 2005 – 2006 retention stock option awards and 2008 – 2010 phantom stock grants. None of the retention stock options or 2008 –2010 phantom stock grants had vested and at the Company’s current stock price, the retention stock options and 2008 – 2010 phantom stock grants were significantly out-of-the-money. The forfeiture and cancellation of the executives’ 2005 – 2006 retention stock options and 2008 – 2010 phantom stock grants will provide us with additional shares that can be used for granting new awards under the 2003 Plan. Messrs. Souki, Turkleson and Kobiashvili consented to the forfeiture of their awards and effective as of October 23, 2008, their awards were cancelled and the shares reserved were returned to the 2003 Plan for future issuance. Messrs. Horton and Gross forfeited the shares of phantom stock granted to them under the 2008 – 2010 Incentive Plan upon their termination of employment with the Company. At such time, Mr. Horton also forfeited his 2005 – 2006 retention stock options. For Mr. Gross, the Compensation Committee approved the accelerated vesting of 200,000 non-qualified options stock which have an exercise price of $36.25. The options expire on January 31, 2009.

As a result of changes to the Company’s operations and the forfeiture of long-term incentive equity by its executive officers in 2008, the Compensation Committee is in the process of reviewing all aspects of executive compensation for 2009 and beyond.

Information on Other Compensation-Related Matters

Guidelines for Granting Equity-Based Awards

The Company recognizes that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007 for the granting of all equity-based awards by the Company. The guidelines implement the Company’s prior practices for granting equity-based awards. Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Section 162(m) Subcommittee and all stock options granted to members of the Board of Directors must be approved by the Compensation Committee or the Board. The Board has authorized the CEO, individually, to designate employees and consultants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. The Board has established an Equity Grant Committee and has appointed the Chairman as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant restricted stock and stock options to eligible employees and consultants (other than Executive Officers). Restricted stock awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. Stock option awards made by the CEO and the Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation

Committee periodically ratifies all stock options granted by the CEO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee.

Pursuant to the guidelines, our salaried employees receive their new hire restricted stock grants during the month that immediately follows the month they commence employment, and our non-salaried employees receive their new hire restricted stock grants during the month that immediately follows their six-month anniversary. Our non-executive employees receive a portion of their annual incentive award in restricted stock after the Compensation Committee has approved the incentive award pool for the applicable performance period. We currently intend to grant stock options only under limited circumstances, such as to a non-employee director upon his or her initial election to the Board. Under the provisions of the 2003 Plan, stock options cannot be granted at an exercise price of less than the closing price of a share of our common stock as reported on the NYSE Alternex on the date of grant of such stock options.

Stock Ownership Requirements

The Board of Directors believes that the members of the Company’s Board of Directors and Executive Committee should display their commitment to the Company by ownership of a significant amount of Company stock. Accordingly, on April 3, 2008, the Board of Directors implemented the stock ownership guidelines, as set forth below.

Stock Ownership Guidelines for

Non-Employee Directors and Executive Committee Members

Position	Stock Ownership Guidelines
Non-Employee Directors	3x annual compensation (not including Chairman’s fees)
Chairman and Chief Executive Officer	5x base salary
President and Chief Operating Officer	4x base salary
Vice Chairman and Senior Vice Presidents	2x base salary
Vice Presidents serving on Executive Committee	1x base salary

Items considered for purposes of meeting the stock ownership guidelines include: Company stock beneficially owned by a non-employee director or Executive Committee member or his or her spouse or dependent children; phantom stock and restricted stock whether or not yet vested; the in-the-money value of vested but unexercised stock options; Company stock acquired upon the exercise of stock options; and common units of Cheniere Energy Partners, L.P. held directly by a non-employee director or Executive Committee member or his or her spouse or dependent children. All non-employee directors and Executive Committee members are expected to be in full compliance with the guidelines within five years of their adoption or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or Executive Committee member is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Compensation Committee to determine whether an exemption should be granted to the individual in such instances. As of December 31, 2007, all of our non-employee directors and Executive Committee members were in compliance with the guidelines.

Accounting and Tax Implications

The shares of phantom stock issued to the Executive Officers as part of the 2007 Incentive Plan and 2008 – 2010 Incentive Plan were granted under the 2003 Plan and are designed to be performance-based to meet the requirements of Section 162(m) of the Internal Revenue Code and to be fully deductible for federal income tax purposes. We began expensing equity awards in 2006 in accordance with FAS 123(R). In general, the accounting rules did not impact the types of equity awards granted to plan participants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

J. Robinson West, Chairman

Keith F. Carney

Paul J. Hoenmans

David B. Kilpatrick

November 21, 2008

SUMMARY COMPENSATION

The following table sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO and our three other most highly compensated executive officers for 2007 and 2006, who are referred to as our “named executive officers” in the following compensation tables. As indicated in more detail below, the Summary Compensation Table also includes the amount being recognized by the Company as compensation expense for stock awards and option awards for financial statement reporting purposes computed in accordance with FAS 123(R) for each of the named executive officers. The amount being recognized as compensation expense for stock awards and options awards does not reflect compensation actually received by the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($) (2)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)		Total ($) (6)
Charif Souki Chairman and Chief Executive Officer	2007 2006	$ $	577,500 550,000	— —	$ $	6,832,907 624,750	$ $	4,324,632 4,104,622	— —	— —	$ $	14,532 45,819	$ $	11,749,571 5,325,191
Stanley C. Horton (7) President and Chief Operating Officer	2007 2006	$ $	446,318 425,000	— —	$ $	4,272,876 155,554	$ $	2,066,095 2,079,341	— —	— —	$ $	14,700 14,400	$ $	6,799,989 2,674,295
Zurab S. Kobiashvili Senior Vice President and General Counsel	2007 2006	$ $	262,500 250,000	— —	$ $	2,402,511 154,922	$ $	825,913 983,364	— —	— —	$ $	14,556 14,400	$ $	3,505,480 1,402,686
Jonathan S. Gross (8) Senior Vice President – Exploration	2007 2006	$ $	262,500 250,000	— —	$ $	2,448,357 219,818	$ $	730,780 730,780	— —	— —	$ $	14,700 14,400	$ $	3,456,337 1,214,998
Don A. Turkleson Senior Vice President and Chief Financial Officer	2007 2006	$ $	262,500 250,000	— —	$ $	2,448,357 219,818	$ $	730,780 730,780	— —	— —	$ $	14,700 14,400	$ $	3,456,337 1,214,998

(1)	This column represents the base salary earned for fiscal years 2007 and 2006, including any amounts invested by the named executive officers in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under the heading Benefits.

(2)	The amounts in these columns do not reflect compensation actually received by the named executive officers. Instead, the amounts reflect the compensation expense recognized by the Company in fiscal years 2006 and 2007 for stock awards and option awards, computed in accordance with FAS 123(R). The compensation expense reflects stock awards and option awards granted in and prior to fiscal years 2006 and 2007 and excludes any reduction in value due to potential service-based forfeiture assumptions. Assumptions used in the calculation of the compensation expense is included in footnotes 21 and 19 to the Company’s audited financial statements for each of the fiscal years ended December 31, 2007 and 2006, included in the Company’s Annual Report on Forms 10-K filed with the SEC on February 26, 2008 and February 27, 2007, respectively. The compensation expense does not correspond to the actual value that may be realized by the named executive officers with respect to these awards if and when they vest. The compensation expense recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2007, on an award-by-award basis, for each of the named executive officers is set forth below.

2007 FAS 123(R) Expense on an Award-By-Award Basis

Name		Grant Date		Grant Type	2007 FAS 123(R) Expense
Charif Souki		11/15/2004		Stock Awards		$247,702
		1/3/2006		Stock Awards		$299,996
		1/12/2007		Stock Awards		$739,251
		5/25/2007		Phantom Stock		$5,545,958

						$6,832,907

		3/14/2005		Option Awards		$1,461,564
		3/14/2005		Option Awards		$1,374,500
	3/14/2005		Option Awards		$323,812
	3/10/2006		Option Awards		$1,164,756

						$4,324,632

Stanley C. Horton		1/3/2006		Stock Awards		$155,554
		1/12/2007		Stock Awards		$456,989
		5/25/2007		Phantom Stock		$3,660,333

						$4,272,876

	4/18/2005		Option Awards		$1,166,616
	4/18/2005		Option Awards		$899,479

						$2,066,095

Zurab S. Kobiashvili		11/15/2004		Stock Awards		$42,222
		1/3/2006		Stock Awards		$106,669
		1/12/2007		Stock Awards		$201,617
		5/25/2007		Phantom Stock		$2,052,003

						$2,402,511

		5/10/2004		Option Awards		$42,015
	5/26/2004		Option Awards		$53,118
	3/14/2005		Option Awards		$730,780

						$825,913

Jonathon S. Gross		11/15/2004		Stock Awards		$88,068
		1/3/2006		Stock Awards		$106,669
		1/12/2007		Stock Awards		$201,617
		5/25/2007		Phantom Stock		$2,052,003

					$2,448,357

		3/14/2005		Option Awards		$730,780

Don A. Turkleson		11/15/2004		Stock Awards		$88,068
		1/3/2006		Stock Awards		$106,669
		1/12/2007		Stock Awards		$201,617
		5/25/2007		Phantom Stock		$2,052,003

						$2,448,357

	3/14/2005		Option Awards		$730,780

(3)	The named executive officers did not receive any portion of their annual incentive award in non-equity plan compensation for fiscal years 2007 and 2006.

(4)	The Company does not provide either a pension plan or a nonqualified deferred compensation plan for any of its employees.

(5)	This column represents all other compensation for fiscal years 2007 and 2006 not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan, as set forth below.

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)		Insurance Premiums ($) (B)		Company Contributions to Retirement and 401(k) Plans ($) (C)		Total ($)
Charif Souki	2007 2006	$ $	13,332 44,619	$ $	1,200 1,200		— —	$ $	14,532 45,819
Stanley C. Horton	2007 2006		— —	$ $	1,200 1,200	$ $	13,500 13,200	$ $	14,700 14,400
Zurab S. Kobiashvili	2007 2006		— —	$ $	1,056 1,200	$ $	13,500 13,200	$ $	14,556 14,400
Jonathan S. Gross	2007 2006		— —	$ $	1,200 1,200	$ $	13,500 13,200	$ $	14,700 14,400
Don A. Turkleson	2007 2006		— —	$ $	1,200 1,200	$ $	13,500 13,200	$ $	14,700 14,400

(A)	For 2007, the amount in this column for Mr. Souki reflects minimal incremental cost to the Company when Mr. Souki’s wife accompanied him on flights that had been chartered for business purposes and the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. For 2006, the amount in this column for Mr. Souki reflects the cost paid by the Company for commercial air travel expenses incurred by Mr. Souki’s wife and for the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. In cases where an executive’s guest occupied a seat on a business trip, we only took into account the incremental cost of providing in-flight catering for that guest in the All Other Compensation column based on applicable SEC rules. The cost of Mr. Souki’s personal use of an assistant was $12,800 and $33,544 for 2007 and 2006, respectively, which is computed as a percent of the total compensation and benefits cost to the Company for the assistant including base salary, bonus and employer-paid benefits.

(B)	The amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company.

(C)	The amounts in this column reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Retirement Plan. These benefits are available to all employees of the Company.

(6)

The increase in total compensation from 2006 to 2007 for each of the named executive officers is primarily a result of the compensation expense being recognized by the Company for financial statement reporting purposes, computed in accordance with FAS 123(R), for phantom stock grants that were made on May 25, 2007 under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. The phantom stock grants under the 2007 Incentive Plan became payable as of January 18, 2008. Messrs. Horton and Gross forfeited their phantom stock grants under the 2008 – 2010 Incentive Plan when their employment terminated with the Company. Messrs. Souki, Turkleson and Kobiashvili consented to the forfeiture of their phantom stock grants under the 2008 – 2010 Incentive Plan and effective as of October 23, 2008, their awards were cancelled.

(7)	Mr. Horton resigned from the Company effective April 12, 2008.

(8)	Mr. Gross’ termination of employment was effective July 31, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the plan-based awards made to the named executive officers during 2007.

Grants of Plan-Based Awards

During the Year Ended December 31, 2007

				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Date of Compensation Committee Action	Plan	Threshold (#)	Target (#) (1)	Maximum (#)
Charif Souki	01/12/2007	01/05/2007	2003 Plan	—	—	—	82,583	—	—	$2,291,678
	05/25/2007	05/25/2007	2007 Incentive Plan	—	100,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	300,000	—	—	—	—	—
Stanley C. Horton (4)	01/12/2007	01/05/2007	2003 Plan	—	—	—	51,051	—	—	$1,416,665
	05/25/2007	05/25/2007	2007 Incentive Plan	—	66,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	198,000	—	—	—	—	—
Zurab S. Kobiashvili	01/12/2007	01/05/2007	2003 Plan	—	—	—	22,523	—	—	$625,013
	05/25/2007	05/25/2007	2007 Incentive Plan	—	37,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	111,000	—	—	—	—	—
Jonathan S. Gross	01/12/2007	01/05/2007	2003 Plan	—	—	—	22,523	—	—	$625,013
	05/25/2007	05/25/2007	2007 Incentive Plan	—	37,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	111,000	—	—	—	—	—
Don A. Turkleson	01/12/2007	01/05/2007	2003 Plan	—	—	—	22,523	—	—	$625,013
	05/25/2007	05/25/2007	2007 Incentive Plan	—	37,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	111,000	—	—	—	—	—

(1)	At the beginning of 2007, the Section 162(m) Subcommittee established the 2007 performance goals, the performance period and the maximum pay-outs for the named executive officers for the 2007 performance period. Subsequently, on May 25, 2007, the Section 162(m) Subcommittee approved the forms of phantom stock grant and the number of shares of phantom stock to be granted to the named executive officers pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. This column represents the number of shares of phantom stock granted to each named executive officer under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan on May 25, 2007. Messrs. Horton and Gross forfeited their phantom stock grants under the 2008 – 2010 Incentive Plan when their employment terminated with the Company in 2008. Messrs. Souki, Turkleson and Kobiashvili consented to the forfeiture of their phantom stock grants under the 2008 – 2010 Incentive Plan and effective as of October 23, 2008, their awards were cancelled.

(2)	This column represents the number of shares of restricted stock awarded to each named executive officer as his 2006 incentive award. The shares of restricted stock vest in three equal annual installments beginning one year from the date of grant.

(3)	This column represents the grant date fair value ($27.75) of restricted stock computed in accordance with FAS 123(R). Generally, the grant date fair value is the amount expensed in our financial statements over the vesting schedule of the restricted stock.

(4)	Mr. Horton forfeited 34,034 shares of restricted stock awarded as his 2006 incentive award when he resigned from the Company effective April 12, 2008.

Narrative to the Grants of Plan-Based Awards Table

Restricted Stock granted pursuant to the 2003 Stock Incentive Plan

On January 5, 2007, the Compensation Committee determined that the named executive officers’ 2006 incentive awards would be paid 100% in shares of restricted stock. The 2006 incentive awards were granted in shares of restricted stock on January 12, 2007, and are reported in the Grants of Plan-Based Awards Table. The number of shares was determined based on the closing price of the Company’s common stock on January 12, 2007 ($27.75), the date of grant, discounted by 25% ($20.81), which resulted in an increase of approximately 33% in the aggregate value of the incentive award. The shares of restricted stock vest in three equal annual installments beginning one year from the date of grant. The discount was applied to all of our employees’ 2006 incentive awards to recognize the inherent risk in holding restricted stock over the three-year vesting period in a company that has a limited operating history. The grant date fair value per share for the restricted stock was $27.75 computed in accordance with FAS 123(R). All of our employees have the right to vote and receive dividends and other distributions on shares of restricted stock granted to them at the same rate as other holders of our common stock. However, the Company does not currently pay dividends on its outstanding shares of common stock. If an employee’s employment or other service is terminated for any reason, any unvested shares of restricted stock will be forfeited to the Company; however, any unvested shares of restricted stock will vest upon death, disability or the termination, resignation or removal of an employee for any reason within one year of a change of control of the Company. The Potential Payments upon Termination or Change in Control table and narrative text describe the potential value the named executive officers would receive upon accelerated vesting of their outstanding equity grants assuming certain triggering events.

Phantom Stock issued pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan

On May 25, 2007, the Section 162(m) Subcommittee approved the 2007 Incentive Plan and 2008 – 2010 Incentive Plan pursuant to which each of the named executive officers was granted phantom stock for the respective performance period. The number of shares of phantom stock granted to each named executive officer pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan is reported in the Grants of Plan-Based Awards Table. As a result of the significant decline in our stock price during 2008, in October 2008, the Company approached management regarding the forfeiture and cancellation of the phantom stock grants under the 2008 – 2010 Incentive Plan and all of named executive officers who remained employed with the Company at that time consented to the cancellation of their phantom stock grants under the 2008 – 2010 Incentive Plan effective October 23, 2008. The following is a description of how the 2007 Incentive Plan and 2008 – 2010 Incentive Plan were designed to work prior to the cancellation of the 2008 – 2010 phantom stock grants.

The phantom stock granted pursuant to the 2007 Incentive Plan became payable in equal shares of our common stock if a stock price hurdle of $33.57 was met for the period from January 1, 2007 through December 31, 2007. For the 2007 performance period, the stock price hurdle was established at $33.57, because it represented a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. On January 11, 2008, the Section 162(m) Subcommittee certified that the stock price hurdle of $33.57 was achieved for the 2007 performance period. Accordingly, the phantom stock granted pursuant to the 2007 Incentive Plan vested and became payable in equal shares of our common stock. On January 18, 2008, Messrs. Souki, Horton, Kobiashvili, Gross and Turkleson received 100,000, 66,000, 37,000, 37,000, 37,000 shares of our common stock, respectively. The Compensation Discussion and Analysis provides a full analysis of the annual incentive award payout for 2007 and the named executive officers’ total compensation (base salary plus the value of annual incentive awards) for 2007.

The 2008 – 2010 Incentive Plan was designed so that one-third of the phantom stock granted pursuant to the 2008 – 2010 Incentive Plan would have become payable in equal shares of our common stock if a stock price hurdle of $42.00 had been met for the performance period from January 1, 2008 through December 31, 2008, a stock price hurdle of $50.00 had been met for the performance period from January 1, 2009 through December 31, 2009, and a stock price hurdle of $60.00 had been met for the performance period from January 1, 2010 through December 31, 2010. The achievement of the stock price hurdles would have been calculated by averaging the closing price of our common stock for the last 20 trading days of the respective performance period. The stock price hurdle for 2008 represented a 25% increase over the 2007 stock price hurdle and the stock price hurdles for 2009 and 2010 represented a 20% increase over each of the prior year’s stock price hurdles. If the stock price hurdle was not met for the applicable performance period, the phantom stock for the applicable performance period would have not become payable; however, any shares of phantom stock not payable for an applicable performance period could have become payable for any future performance period provided the stock price hurdle applicable to such future performance period was achieved. Notwithstanding the foregoing, no shares of phantom stock would have been payable for a stock price hurdle achieved after the end of the 2010 performance period.

Cash Pool

In addition to the phantom shares that were granted under the 2008 – 2010 Incentive Plan, the named executive officers are eligible to receive a cash bonus for the 2008, 2009 and 2010 performance periods. The Section 162(m) Subcommittee, in its sole discretion, may fund a cash pool for the 2008, 2009 and 2010 performance periods if the Company’s EBTD for the respective fiscal year, taking into account any bonus accruals, is greater than 75% of the budget approved by the Board for the year. The cash pool for each year is funded in an amount equal to 3% of EBTD and is allocated among the participants. No later than 90 days after the beginning of 2008, 2009 and 2010, the Section 162(m) Subcommittee approves the amount of the cash pool that is allocated to each of the participants following the end of the respective performance period. The percentage of the cash pool that may be allocated to each of the named executive officers for the 2008 performance period is discussed in more detail in the Compensation Discussion and Analysis under the heading 2008 – 2010 Incentive Compensation Plan.

OUTSTANDING EQUITY AWARDS

The following table reflects the number of securities underlying unexercised stock options held by the named executive officers as of December 31, 2007, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value or payout value of shares of unvested restricted stock and phantom stock held by the named executive officers as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	Exercisable		Unexercisable
Charif Souki	—		400,000	(2)	—	$36.25	03/14/2015	15,910	(6)	$519,302	400,000	(8)	$13,056,000
	—		400,000	(2)	—	$60.00	03/14/2015	82,583	(7)	$2,695,509	—		—
	—		100,000	(2)	—	$90.00	03/14/2015	—		—	—		—
	—		300,000	(3)	—	$90.00	03/10/2016	—		—	—		—
Stanley C. Horton	150,000	(4)	150,000	(4)	—	$29.25	04/18/2015	8,250	(6)	$269,280	264,000	(8)	$8,616,960
	—		300,000	(5)	—	$29.25	04/18/2015	51,051	(7)	$1,666,305	—		—
Zurab S. Kobiashvili	—		200,000	(2)	—	$36.25	03/14/2015	5,657	(6)	$184,644	148,000	(8)	$4,830,720
	—		—		—	—	—	22,523	(7)	$735,151	—		—
Jonathan S. Gross	—		200,000	(2)	—	$36.25	03/14/2015	5,657	(6)	$184,644	148,000	(8)	$4,830,720
	—		—		—	—	—	22,523	(7)	$735,151	—		—
Don A. Turkleson	—		200,000	(2)	—	$36.25	03/14/2015	5,657	(6)	$184,644	148,000	(8)	$4,830,720
	—		—		—	—	—	22,523	(7)	$735,151	—		—

(1)	The values represented in these columns have been calculated by multiplying $32.64, the closing price of our common stock on December 31, 2007, by the number of shares of restricted stock or phantom stock.

(2)	On March 14, 2005, the Compensation Committee granted stock options to each of the named executive officers in an effort to encourage retention at a crucial stage in developing our business. The stock options vest equally on March 14, 2009, 2010 and 2011. With the exception of Mr. Souki’s grant, the exercise price of each of the grants to the named executive officers was set at the closing price ($36.25) of our common stock on the date of grant. Mr. Souki’s retention grant consisted of three tranches of stock options with escalating exercise prices. The first tranche of 400,000 stock options has an exercise price of $36.25 (the closing price on the date of grant), the next tranche of 400,000 stock options has an exercise price of $60.00 and the final tranche of 100,000 stock options has an exercise price of $90.00. Messrs. Souki, Turkleson and Kobiashvili consented to the forfeiture of the retention stock options that were granted to them in March 2005 and effective as of October 23, 2008, their awards were cancelled.

(3)	The size of Mr. Souki’s retention grant on March 14, 2005, was greater than could be awarded to an individual in any one calendar year under the 2003 Plan. Therefore, on March 10, 2006, the Section 162(m) Subcommittee approved that portion of Mr. Souki’s retention grant that could not be awarded in 2005, which consisted of 300,000 stock options with an exercise price of $90.00 per share. The closing price of our common stock on March 10, 2006 was $40.45. The stock options granted to Mr. Souki on March 10, 2006 vest equally on March 10, 2010, 2011 and 2012. Mr. Souki consented to the forfeiture of the retention stock options granted to him in March 2006 and effective as of October 23, 2008, his awards were cancelled.

(4)	These stock options were granted to Mr. Horton when he joined the Company on April 18, 2005, and vested equally in four annual installments beginning one year from the date of grant. Mr. Horton forfeited 150,000 unvested stock options when he resigned from the Company effective April 12, 2008.

(5)	When he joined the Company on April 18, 2005, Mr. Horton was granted a stock option retention grant similar to the grant made to the other named executive officers on March 14, 2005. The exercise price of $29.25 was set at the closing price of our common stock on the date of grant. Mr. Horton’s stock options were to vest equally on April 18, 2009, 2010 and 2011. Mr. Horton forfeited his stock option retention grant when he resigned from the Company effective April 12, 2008.

(6)	These are shares of restricted stock that were granted on January 3, 2006 as part of the named executive officers’ 2005 incentive award and vest equally in three annual installments on January 3, 2007, 2008 and 2009.

(7)	These are shares of restricted stock that were granted on January 12, 2007 as the named executive officers’ 2006 incentive award, and vest equally in three annual installments beginning one year from the date of grant on January 12, 2008, 2009 and 2010.

(8)	These are shares of phantom stock granted on May 25, 2007, pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. The phantom stock granted pursuant to the 2007 Incentive Plan vested and became payable in equal shares of our common stock as a result of the stock price hurdle of $33.57 being achieved for the performance period from January 1, 2007 through December 31, 2007. On January 18, 2008, Messrs. Souki, Horton, Kobiashvili, Gross and Turkleson received 100,000, 66,000, 37,000, 37,000, 37,000 shares of our common stock, respectively. The remaining shares of phantom stock were granted pursuant to the 2008 – 2010 Incentive Plan. As a result of the significant decline in our stock price during 2008, in October 2008, the Company approached management regarding the forfeiture and cancellation of the phantom stock grants under the 2008 – 2010 Incentive Plan. One-third of the remaining shares of phantom stock would have been payable in equal shares of our common stock if a stock price hurdle of $42.00 was met for the performance period from January 1, 2008 through December 31, 2008, a stock price hurdle of $50.00 was met for the performance period from January 1, 2009 through December 31, 2009 and a stock price hurdle of $60.00 was met for the performance period from January 1, 2010 through December 31, 2010. Messrs. Horton and Gross forfeited the shares of phantom stock granted to them under the 2008 – 2010 Incentive Plan upon their termination of employment with the Company. Messrs. Souki, Turkleson and Kobiashvili consented to the forfeiture of their phantom stock grants under the 2008 – 2010 Incentive Plan and effective as of October 23, 2008, their awards were cancelled.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the stock options exercised by the Company’s named executive officers during 2007 and their restricted stock that vested during 2007. The number of securities for which stock options were exercised (if any) and the aggregate dollar value realized upon the exercise of such stock options is reflected in the table. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is also reflected in the table.

Option Exercises and Stock Vested

During Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Charif Souki	—	—	21,484	$742,705
Stanley C. Horton	—	—	4,125	$115,459
Zurab S. Kobiashvili	66,665	$2,136,447	5,135	$167,826
Jonathan S. Gross	—	—	7,639	$264,080
Don A. Turkleson	—	—	7,639	$264,080

(1)	The value in this column for stock options has been calculated by determining the difference between the per share fair market value of the underlying shares on the date of exercise and the exercise price of the stock options.

(2)	The value in this column for restricted stock has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value the named executive officers would receive upon accelerated vesting of their outstanding equity grants assuming certain triggering events occurred on December 31, 2007. The value shown in the table assumes a December 31, 2007 termination date and uses the closing price of our common stock of $32.64, as reported on the NYSE Alternex on December 31, 2007. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change of Control Assuming Termination Event Occurs on December 31, 2007

Name	Date of Grant	Number of Unvested Stock Options		Number of Unvested Restricted Shares		Number of Unvested Phantom Stock		Benefit	Termination Without Cause ($)	Termination with Good Reason ($)	Immediately upon Change in Control ($)	Termination, Resignation or Removal w/in One Year of Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)
Charif Souki	3/14/2005 & 3/10/2006	1,200,000 (1), (2)		—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		15,910	(3)	—		Vesting	$519,302	$519,302	—	$519,302	—	$519,302
	1/12/2007	—		82,583	(4)	—		Vesting	—	—	—	$2,695,509	—	$2,695,509
	5/25/2007	—		—		400,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$519,302	$519,302	$0	$3,214,811	$0	$3,214,811

Stanley C. Horton	4/18/2005	450,000	(2)	—		—		Vesting	—	—	—	$1,525,500	—	$1,525,500
	1/3/2006	—		8,250	(3)	—		Vesting	$269,280	$269,280	—	$269,280	—	$269,280
	1/12/2007	—		51,051	(4)	—		Vesting	—	—	—	$1,666,305	—	$1,666,305
	5/25/2007	—		—		264,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$269,280	$269,280	$0	$3,461,085	$0	$3,461,085

Zurab S. Kobiashvili	3/14/2005	200,000	(2)	—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		5,657	(3)	—		Vesting	$184,644	$184,644	—	$184,644	—	$184,644
	1/12/2007	—		22,523	(4)	—		Vesting	—	—	—	$735,151	—	$735,151
	5/25/2007	—		—		148,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$184,644	$184,644	$0	$919,795	$0	$919,795

Jonathan S. Gross	3/14/2005	200,000	(2)	—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		5,657	(3)	—		Vesting	$184,644	$184,644	—	$184,644	—	$184,644
	1/12/2007	—		22,523	(4)	—		Vesting	—	—	—	$735,151	—	$735,151
	5/25/2007	—		—		148,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$184,644	$184,644	$0	$919,795	$0	$919,795

Don A. Turkleson	3/14/2005	200,000	(2)	—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		5,657	(3)	—		Vesting	$184,644	$184,644	—	$184,644	—	$184,644
	1/12/2007	—		22,523	(4)	—		Vesting	—	—	—	$735,151	—	$735,151
	5/25/2007	—		—		148,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$184,644	$184,644	$0	$919,795	$0	$919,795

(1)	Mr. Souki’s stock option awards provide that vesting may be accelerated by approval of the Board of a successor to Mr. Souki as CEO, but no earlier than March 14, 2008.

(2)	These stock option awards provide for accelerated vesting upon (i) death or disability or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company. However, as of December 31, 2007, Messrs. Souki, Kobiashvili, Gross and Turkleson would have received no additional value because all of their unvested stock options were out-of-the-money. Mr. Horton’s stock options have an exercise price of $29.25 and were in-the money on December 31, 2007.

(3)	These restricted stock awards provide for accelerated vesting upon (i) termination without cause; (ii) termination with good reason; (iii) death or disability; or (iv) termination, resignation or removal for any reason within one year from the effective date of a change of control of the Company.

(4)	These restricted stock awards provide for accelerated vesting upon (i) death or disability; or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company.

(5)	In the event of a change of control of the Company, the phantom stock grants become payable if the closing price of our common stock on the effective date of such change of control is equal to or exceeds the applicable stock price hurdle that has been set for the phantom stock grants to become payable. Assuming a change of control had occurred on December 31, 2007, none of the phantom stock issued under the 2007 Incentive Plan or 2008 – 2010 Incentive Plan would have become payable.

Narrative to the Potential Payments upon Termination or Change of Control

As of December 31, 2007, the Company had not entered into any employment, change of control or severance agreements with any of the named executive officers. However, a number of the named executive officers’ equity grants provide for accelerated vesting upon various termination events, as described in more detail below.

Stock Options and Restricted Stock Awards

The terms of restricted stock awards granted to the named executive officers prior to January 2007 provide for accelerated vesting in all circumstances permitted by the 2003 Plan. The 2003 Plan provides for accelerated vesting upon (i) termination without cause; (ii) termination with “good reason;” (iii) death or disability; or (iv) termination, resignation or removal for any reason within one year from the effective date of a “change of control” of the Company. The terms of restricted stock awards granted to the named executive officers beginning in 2007 and all of the stock options granted to the named executive officers provide for accelerated vesting in the event of (i) death or disability, or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company.

Prior to 2007, we believed that it was necessary for earlier grants of equity to the named executive officers to provide for accelerated vesting in all events permitted by the 2003 Plan so that we could recruit top executive talent and protect our executives from the risks associated with joining a company that has a limited operating history. The terms of the current equity grants, including all of the named executive officers’ stock options, have been changed based on market data to provide for accelerated vesting only in the event of death, disability or termination within one year of a change of control of the company. We believe accelerated vesting upon termination within one year of a change of control is important in order to attract and retain senior officers and compensate them for the risks associated with joining a company that has a limited operating history.

Pursuant to the 2003 Plan, a “good reason” termination will occur, assuming the Company fails to cure such circumstances within thirty days after receipt of notice of the good reason termination, upon the named executive officer’s termination of employment due to one of the following events: (a) the removal from or failure to re-elect the officer to the position in which the officer last served; (b) assignment of duties, responsibilities, or reporting requirements that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; (c) a material reduction in the officer’s compensation or benefits; or (d) a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston. The 2003 Plan provides generally that a “change of control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of our common stock; (ii) the consummation of any merger, reorganization, business combination, consolidation of the Company or one of our subsidiaries with or into any other company, or sale or disposition by the Company of all or substantially all of our assets (other than a transaction in which the same stockholders before the transaction own 50% of the outstanding common stock after the transaction is complete); or (iii) a majority of the current members of the Board of Directors or their approved successors cease to be our directors.

Phantom Stock Awards

The terms of the phantom stock grants under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan provide that in the event of a change of control of the Company, phantom stock will be payable if, as applicable, (i) the consideration to be paid to stockholders for each share of our common stock in connection with such change of control is equal to or exceeds the applicable stock price hurdle or (ii) the closing price of our common stock as reported on the NYSE Alternex on the effective date of such change of control is equal to or exceeds the applicable stock price hurdle that had been set for the phantom stock grants to become payable. We believe accelerated vesting of the phantom stock in the event of a change of control of the Company is equitable because senior management will have been primarily responsible for obtaining the value of our common stock at or above the applicable stock price hurdles. If a named executive officer’s employment with the Company is terminated for any reason, any phantom stock that is not payable on the date of such termination will be automatically forfeited to the Company. The stock price hurdles for the phantom stock granted under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan were set at $33.57 for 2007, $42.00 for 2008, $50.00 for 2009 and $60.00 for 2010. The closing price of our common stock on December 31, 2007 was $32.64. Therefore, assuming a change of control had occurred on December 31, 2007, none of the phantom stock issued under the 2007 Incentive Plan or 2008 – 2010 Incentive Plan would have become payable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Carney, who serves as a member of the Compensation Committee, was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve all transactions or series of related financial transactions, arrangements or relationships between the Company and any related party, if the amount involved exceeds $120,000.

In 2005, the Board of Directors unanimously approved the terms of a charter letter provided by an unrelated third-party entity, Western Airways, Inc., specifying the terms under which it would provide for charter to the Company a Challenger 600 aircraft. One of the Challenger 600 aircraft which may be provided for such services is owned by Bramblebush, LLC (“Bramblebush”). Bramblebush is owned and/or controlled by the Company’s Chairman of the Board and Chief Executive Officer, Charif Souki. The Company’s Code of Business Conduct and Ethics prohibits potential conflicts of interest. Upon the recommendation of the Audit Committee, which determined that the terms of the charter letter are fair to and in the best interests of the Company, the Board granted an exception under the Company’s Code of Business Conduct and Ethics in order to permit the Company to charter the Challenger 600 aircraft.

In December 2003, Cheniere LNG Services, Inc. (“Cheniere LNG”), a wholly-owned subsidiary of the Company, entered into a shareholders’ agreement with J & S Group S.A. (which subsequently assigned the agreement to Mercuria Energy Holding B.V., formerly J & S Energy Holding B.V.) regarding the ownership and operation of J & S Cheniere S.A. (“J&S”). Investors Administration Services Ltd. (“IAS”), which is owned or controlled by Karim Souki, the brother of Charif Souki, had a consulting agreement which was terminated in February 2007 with J&S which required IAS to assist J&S in managing its affairs. IAS received an annual fee of $250,000 plus any applicable taxes for services rendered. In January 2004, J&S paid the Company $1 million for an option to acquire LNG regasification capacity at each of the Company’s Sabine Pass and Corpus Christi LNG receiving terminals. In December 2007, Cheniere acquired 100% ownership in J&S.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki, to provide services to the Company’s U.K. office. The consulting agreement includes an initial payment of £85,000 and monthly payments of £14,167. The consulting agreement was originally for twelve months. On August 25, 2008, the Audit Committee approved a twelve week extension of the consulting agreement. On November 6, 2008, the Audit Committee approved an extension of his consulting agreement until December 31, 2008. Karim Souki is also eligible, at the discretion of the Compensation Committee, to receive annual incentive awards based on the same calculation as the Company’s LNG and natural gas marketing employees. On January 18, 2008, Karim Souki received a 2007 incentive award, which was paid to him in cash in the amount of £78,627 and in 8,488 shares of restricted stock of the Company. The shares of restricted stock vest in three equal annual installments beginning one year from the date of grant. On February 26, 2008, the Audit Committee increased the monthly payments under the consulting agreement to £14,734 effective January 16, 2008. On May 5, 2008, the Audit Committee approved the following retention payments for Karim Souki under the 2008 Short-Term Retention Plan, the 2008 Long-Term Retention Plan and the 2008 Change of Control Cash Payment Plan, which are described in more detail beginning on page 34 of this Proxy Statement:

	Short-Term Plan – Cash Award	Short-Term Plan – Restricted Stock Award	Long-Term Plan – Restricted Stock Award	COC Plan – Current Base Salary
Karim Souki	£43,350	6,821	100,002	£176,808

The retention award under the Short-Term Plan became payable to Karim Souki on December 1, 2008 and was paid one-half in cash and one-half in a fixed grant of restricted stock (determined based on a stock price of $10.00 per share at the time the plan was implemented). The Long-Term Plan provided for a grant of restricted stock which vests in three equal annual installments on December 31, 2008, December 31, 2009 and December 31, 2010. On June 10, 2008, the Company entered into a Change of Control Agreement with Karim Souki pursuant to which he will receive a payment in an amount equal to one times his annual fee in the event of a Change of Control, as defined in the 2003 Plan, of the Company.

On August 15, 2008, Cheniere Common Units Holding, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a credit agreement with certain lenders pursuant to which the lenders agreed to make term loans of $250,000,000 (the “Loans”) to the Borrower, which are exchangeable into shares of the Company’s Series B Preferred Stock. One of the lenders is Scorpion Capital Partners LP, an affiliate of Nuno Brandolini, one of the Company’s directors. Scorpion’s portion of the Loans was $8,500,000, and Scorpion did not receive any fees in connection with making the Loans. The Loans bear interest at a fixed rate of 12% per annum, except during the occurrence of an event of default during which time the rate of interest will be 14% per annum.

On May 31, 2007, Cheniere Subsidiary Holdings, LLC (“Cheniere Subsidiary”), a wholly-owned subsidiary of the Company, entered into a $400,000,000 credit agreement (the “Term Loan”). Paulson & Co. Inc., a greater than ten percent stockholder of the Company, subsequently purchased $220,000,000 of the Term Loan prior to becoming a greater than ten percent stockholder of the Company. Borrowings under the Term Loan generally bear interest at a fixed rate of 9.75% per annum. Interest is calculated on the unpaid principal amount of the Term Loan outstanding and is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE Alternex reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2007, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were met on a timely basis.

Stockholder Proposals

Management anticipates that the Company’s 2009 annual stockholders’ meeting will be held during June 2009. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2009 annual stockholders’ meeting must submit the proposal to the Company on or before December 22, 2008. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2009 proxy materials. Furthermore, proposals by stockholders may be considered untimely if the Company has not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Availability of Documents

Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Copies of this Proxy Statement for the Meeting can also be obtained by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/2009_special_meeting.shtml.

By Order of the Board of Directors,

Anne V. Vaughan
Corporate Secretary

December 22, 2008

Exhibits:

A:	Amendment of Restated Certificate of Incorporation of Cheniere Energy, Inc.

B:	Amendment No. 4 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan

Exhibit A

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

CHENIERE ENERGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cheniere Energy, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.    That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a Certificate of Amendment dated February 8, 2005, declaring its advisability and directing that this amendment be submitted for consideration by its stockholders. The resolution is as follows:

RESOLVED, that the first sentence of Article FIFTH of the Restated Certificate of Incorporation, as amended, be amended and restated in its entirety to read as follows:

FIFTH: “The total number of shares of stock that the Company shall have authority to issue is 245,000,000 shares, consisting of:

(i)     240,000,000 shares of Common Stock, having a par value of $.003 per share; and

(ii)     5,000,000 shares of Preferred Stock, having a par value of $.0001 per share.”

2.    That thereafter, stockholders of the Corporation at a special meeting thereof, duly adopted the foregoing amendment.

3.    That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.    That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the              day of                             ,                 .

Cheniere Energy, Inc.

By:
Name:
Title:

Exhibit B

CHENIERE ENERGY, INC.

AMENDED AND RESTATED

2003 STOCK INCENTIVE PLAN

AMENDMENT NO. 4

WHEREAS, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) and the stockholders of the Company (the “Stockholders”) previously adopted and approved the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “Restated Plan”) and Amendment No. 1 to the Restated Plan, the Board previously adopted and approved Amendment No. 2 to the Restated Plan, and the Board and the Stockholders previously adopted and approved Amendment No. 3 to the Restated Plan (Amendment Nos. 1, 2 and 3 collectively with the Restated Plan, the “Current Plan”); and

WHEREAS, the Board has determined that it would be in the best interests of the Company to amend the Current Plan further to increase the number of authorized shares under the Current Plan by an additional 10,000,000 shares so that a total of 21,000,000 shares of common stock, $.003 par value, of the Company is authorized under the Current Plan and to increase the maximum number of shares that can be granted to any one individual during a calendar year;

NOW, THEREFORE, the Current Plan hereby is amended, effective on the date of approval by the Stockholders, as follows:

1.	The first sentence of Section 1.2 of the Current Plan entitled “Shares Subject to the Plan” (“Article 1.2”) shall be replaced in its entirety by the following:

“The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 21,000,000.”

2.	The second sentence of Section 1.2 of the Current Plan shall be replaced in its entirety by the following:

“No one Participant shall be granted Awards under the Plan during any calendar year covering or relating to more than 3,000,000 shares of Common Stock”

3.	Section 8.2(b) of the Current Plan shall be replaced in its entirety to read as follows:

(b)    Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in revenues; (C) increase in cash flow; (D) increase in cash flow return; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation and amortization; (N) earnings before taxes and depreciation; (O) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (P) operating income; (Q) stock price measures (including growth measures and total stockholder return); (R) price per share of Common Stock; (S) debt reduction; (T) contracted LNG quantity; and (U) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

4.	Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 4 to the Current Plan is adopted by the Company effective as of the      day of                     , 2009.

CHENIERE ENERGY, INC.

By:

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 2009

The undersigned hereby appoints Charif Souki, Don A. Turkleson and Anne V. Vaughan, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held in the Cheniere Energy, Inc. Board Room, 700 Milam Street, Suite 800, Houston, Texas 77002 on Friday, January 30, 2009 at 9:00 a.m., Houston, Texas time, and at any adjournment thereof.

(To be Voted and Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Special Meeting of Stockholders

CHENIERE ENERGY, INC.

January 30, 2009

Please Detach and Mail in the Envelope Provided

A	Please mark your votes.

1.	Approval of Amendment to Restated Certificate of Incorporation to increase the number of authorized shares.

FOR             AGAINST             ABSTAIN

2.	Approval of Amendment No. 4 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan.

FOR             AGAINST             ABSTAIN

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS IDENTIFIED IN ITEMS 1 AND 2.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature(s) of Stockholder:                                                           Dated this          day of                     , 200    .

Note:	Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.